UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 ___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
 ___________________________________
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☐	Soliciting Material Pursuant to §240.14a-12
WORKIVA INC.
_____________________________________________________________
(Name of Registrant as Specified In Its Charter)

_____________________________________________________________
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2900 University Blvd.
Ames, IA 50010
Telephone: (888) 275-3125

April 19, 2021
Fellow Stockholders:
You are cordially invited to attend our 2021 Annual Meeting of Stockholders which will be held virtually via live webcast on Thursday, June 3, 2021 at 10:00 a.m. (Central Time).
All Workiva stockholders of record at the close of business on April 5, 2021 are welcome to attend the Annual Meeting, but it is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask you to vote by telephone, by mail or over the Internet as soon as possible.
On behalf of the Board of Directors and our leadership team, I would like to express our appreciation for your continued interest in the business of Workiva.

Sincerely,
Martin J. Vanderploeg President, Chief Executive Officer and Director

Workiva Inc.
2900 University Blvd.
Ames, IA 50010
___________________________________________________
Notice of Annual Meeting of Stockholders
___________________________________________________
Thursday, June 3, 2021
10:00 a.m. Central Time

    The principal business of the Annual Meeting will be to:
1.Elect two Class I directors for a three-year term;
2.Approve, on an advisory basis, the compensation of our named executive officers;
3.Ratify the appointment of Ernst & Young LLP ("EY") as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
4.Transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record at the close of business on April 5, 2021 by visiting www.meetingcenter.io/235139085 and entering the 15 digit control number on the Proxy Card, Email or Notice of Availability of Proxy Materials you previously received and the meeting password: WK2021. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.
We are electronically disseminating Annual Meeting materials to our stockholders, as permitted under the "Notice and Access" rules approved by the Securities and Exchange Commission. Stockholders who have not opted out of Notice and Access will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting materials via the Internet. The Notice also provides instructions on how to obtain paper copies if preferred.

By Order of the Board of Directors
Brandon E. Ziegler Executive Vice President, Chief Legal Officer and Corporate Secretary

April 19, 2021
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on June 3, 2021:
The Notice of Annual Meeting, Proxy Statement and our 2020 Annual Report to Stockholders
are available electronically at www.envisionreports.com/wk

QUESTIONS AND ANSWERS
Why am I receiving these materials?
The Board of Directors of Workiva Inc. ("Workiva" or the "Company") is making these proxy materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you by mail, in connection with the solicitation of proxies for use at our 2021 Annual Meeting of Stockholders (the "Annual Meeting"), or at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held virtually via a live webcast on Thursday, June 3, 2021 at 10:00 a.m. (Central Time) at www.meetingcenter.io/235139085.
What is included in these materials?
These materials include this Proxy Statement for the Annual Meeting and our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2020. We are first making these materials available to you on the Internet on or about April 19, 2021.
What is the purpose of the Annual Meeting?
For stockholders to vote on the following proposals:
1.To elect Robert H. Herz and David S. Mulcahy as Class I directors for three-year terms;
2.To approve, on an advisory basis, the compensation of our named executive officers, as described in this proxy statement;
3.To ratify the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
4.To transact any other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.
How does the Board of Directors recommend I vote on these proposals?
The Board recommends that you vote:
•"FOR" the election of Robert H. Herz and David S. Mulcahy as Class I directors;
•"FOR" the approval, on an advisory basis, of the compensation of our named executive officers, as described in this proxy statement;
•"FOR" the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock as of the close of business on April 5, 2021, the record date, may vote at the Annual Meeting. As of the record date, there were 42,102,011 shares of our Class A common stock and 7,824,610 shares of our Class B common stock outstanding. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes. Holders of our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was sent directly to you by us. As a stockholder of record, you may vote your shares in person at the Annual Meeting or by proxy as described below.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in street name. The Notice and, upon your request, the proxy materials, were forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by following their instructions for voting.
How is the Annual Meeting being held?
Workiva Inc.'s 2021 Annual Meeting of Stockholders will be held virtually via live webcast on Thursday, June 3, 2021 at 10:00 a.m., Central Time. Online access to the meeting will begin at 10:00 a.m., Central Time. Stockholders will not be able to attend the annual meeting in person.
How do I attend the Annual Meeting?
If you were a stockholder of record as of April 5, 2021 (i.e., you held your shares in your own name as reflected in the records of our transfer agent, Computershare), you can attend the meeting by accessing www.meetingcenter.io/235139085 and entering the 15-digit control number on the Proxy Card, Email or Notice of Availability of Proxy Materials you previously received and the meeting password: WK2021.
If you were a beneficial owner of record as of April 5, 2021 (i.e., you held your shares in an account at a brokerage firm, bank or other similar agent), you will need to obtain a legal proxy from your broker, bank or other agent. Once you have received a legal proxy from your broker, bank or other agent, it should be emailed to our transfer agent, Computershare, at legalproxy@computershare.com and should be labeled “Workiva Legal Proxy” in the subject line. Please include proof from your broker, bank or other agent of your legal proxy (e.g., a forwarded email from your broker, bank or other agent with your legal proxy attached or an image of your legal proxy attached to your email). Requests for registration must be received by Computershare no later than 5:00 p.m. Eastern Time on Monday, May 31, 2021. You will then receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetingcenter.io/235139085 and enter your control number and the meeting password: WK2021.
If you would like to enter the meeting as a guest in listen-only mode, click on the “I am a guest” button after entering the meeting center at www.meetingcenter.io/235139085 and enter the information requested on the following screen. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.

What if I encounter technical difficulties or trouble accessing the Annual Meeting?
Beginning fifteen minutes prior to the start of and during the annual meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.
How can I submit questions at the Annual Meeting?
If you are attending the meeting as a stockholder of record or registered beneficial owner, questions can be submitted by accessing the meeting center at www.meetingcenter.io/235139085, entering your control number and meeting password: WK2021, and clicking on the message icon at the top of the page. To return to the main page, click the “I” icon at the top of the screen.
How can I vote my shares?
If you are a stockholder of record, you may vote:
•Via the Internet. You may vote by proxy via the Internet by following the instructions found on the Proxy Card, Email or Notice of Availability of Proxy Materials that you received.
•By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.
•By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided.
•At the Meeting. You may vote your shares electronically during the annual meeting by clicking on the “Cast Your Vote” link on the Meeting Center site.
Internet and telephone voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on Wednesday, June 2, 2021.
If you are a beneficial owner of shares held in street name, you should have received from your bank, broker or other nominee instructions on how to vote or instruct the broker to vote your shares, which are generally contained in a "voting instruction form" sent by the broker, bank or other nominee. Please follow their instructions carefully. Beneficial owners generally may vote:
•Via the Internet. You may vote by proxy via the Internet by following the instructions on the voting instruction form provided to you by your broker, bank or other nominee.
•By Telephone. You may vote by proxy by calling the toll-free number found on the voting instruction form provided to you by your broker, bank or other nominee.
•By Mail. You may vote by proxy by filling out the voting instruction form and returning it in the envelope provided to you by your broker, bank or other nominee.
•At the Meeting: If you obtained a legal proxy and registered with Computershare to receive your 15 digit control number from Computershare, you may vote your shares electronically during the annual meeting by clicking on the “Cast Your Vote” link on the Meeting Center site.

If you received more than one Notice of Internet Availability of Proxy Materials or proxy card, then you hold shares of Workiva common stock in more than one account. You should vote via the Internet, by telephone, by mail or in person for all shares held in each of your accounts.
If I submit a proxy, how will it be voted?
When proxies are properly signed, dated and returned, the shares represented by the proxies will be voted in accordance with the instructions of the stockholder. If no specific instructions are given, you give authority to Martin J. Vanderploeg and Brandon E. Ziegler to vote the shares in accordance with the recommendations of our Board as described above. If any director nominee is not able to serve, proxies will be voted in favor of the other nominee and may be voted for a substitute nominee, unless our Board chooses to reduce the number of directors serving on our Board. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, then the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy.
Can I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:
•Written notice to our Corporate Secretary; or
•Timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet.
If you are a beneficial owner of shares held in street name, you should follow the instructions of your bank, broker or other nominee to change or revoke your voting instructions. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above.
What constitutes a quorum at the Annual Meeting?
The presence, in person or by proxy, of the holders of a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting must be present or represented to conduct business at the Annual Meeting. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the Annual Meeting.
Abstentions and withhold votes are counted as "shares present" at the Annual Meeting for purposes of determining whether a quorum exists. Proxies submitted by banks, brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some of or all the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called "broker non-votes") are also considered "shares present" for purposes of determining whether a quorum exists. If you are a beneficial owner, these holders are permitted to vote your shares on the ratification of the appointment of our independent registered public accounting firm, even if they do not receive voting instructions from you.

What is the voting requirement to approve each of the proposals?
Provided that there is a quorum, the voting requirements are as follows:

Proposal	Vote Required	Broker Discretionary Voting Allowed?
Election of directors	Plurality of votes cast	No
Advisory approval of the compensation of our named executive officers	Majority of votes cast	No
Ratification of appointment of independent registered public accounting firm	Majority of votes cast	Yes
The say on pay vote is advisory only, but our Board of Directors will consider carefully the results of the vote.
Where can I find a list of stockholders entitled to vote at the Annual Meeting?
A list of stockholders of record will be available during the annual meeting for inspection by stockholders of record for any legally valid purpose related to the annual meeting at www.meetingcenter.io/235139085.
What is the impact of abstentions, withhold votes and broker non-votes?
Abstentions, withhold votes and broker non-votes are considered "shares present" for the purpose of determining whether a quorum exists, but will not be considered votes properly cast at the Annual Meeting and will have no effect on the outcome of the vote. Under the rules of the New York Stock Exchange ("NYSE"), without voting instructions from beneficial owners, brokers will have discretion to vote on the ratification of the appointment of the independent registered public accounting firm but not on the other proposals. Therefore, in order for your voice to be heard, it is important that you vote.
Who pays for the cost of this proxy solicitation?
We will pay all the costs of preparing, mailing and soliciting the proxies. We will ask brokers, banks, voting trustees and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our common stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses upon request. In addition to mailing proxy materials, our directors, officers and employees may solicit proxies in person, by telephone or otherwise. These individuals will not be specially compensated.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We also will disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission, or SEC, within four business days after the Annual Meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials?
In accordance with the SEC rules, we have elected to furnish our proxy materials, including this Proxy Statement and the Annual Report, primarily via the Internet rather than by mailing the materials to stockholders. The Notice of Internet Availability of Proxy Materials provides instructions on how to access our proxy materials on the Internet, how to vote, and how to request printed copies of the proxy materials. Stockholders may request to receive future proxy materials in printed form by following the instructions contained in the Notice of Internet Availability of Proxy Materials. We encourage stockholders to take advantage of the proxy materials on the Internet to reduce the costs and environmental impact of our Annual Meeting.
How can I obtain Workiva's Form 10-K and other financial information?
Stockholders can access our 2020 Annual Report, which includes our Form 10-K, and other financial information on our website at http://www.workiva.com under the caption "Investor Relations." Alternatively, stockholders can request a paper copy of the Annual Report by writing to: Workiva Inc., 2900 University Boulevard, Ames, Iowa 50010, Attention: Corporate Secretary.
How do I submit a stockholder proposal for consideration at next year's annual meeting of stockholders?
For a proposal to be included in our proxy statement for the 2022 annual meeting of stockholders, you must submit it no later than December 20, 2021. Your proposal must be in writing and comply with the proxy rules of the SEC. You should send your proposal to: Workiva Inc., 2900 University Boulevard, Ames, Iowa 50010, Attention: Corporate Secretary.
You also may submit a proposal that you do not want included in the proxy statement but that you want to raise at the 2022 annual meeting of stockholders. We must receive this type of proposal in writing on or after February 3, 2022, but no later than March 5, 2022.
As detailed in our Bylaws, to bring a proposal other than the nomination of a director before an annual meeting of stockholders, your notice of proposal must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendment), and the reasons for conducting such business at the annual meeting and any material interest of such stockholder and beneficial owner, if any, in such business; (ii) any other information relating to you or any other beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (iii) the information described in clause (vi) in the question immediately below (with any references below to a "nomination" being deemed to refer to such business desired to be brought before the annual meeting).

How do I recommend a director nominee?
If you wish to nominate an individual for election as director at the 2022 annual meeting of stockholders, we must receive your written nomination on or after February 3, 2022, but no later than March 5, 2022. You should send your proposal to: Workiva Inc., 2900 University Boulevard, Ames, Iowa 50010, Attention: Corporate Secretary.
As detailed in our Bylaws, for a nomination to be properly brought before an annual meeting, your notice of nomination must include: (i) the name, age, business address and residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; (iii) the number of shares of Workiva capital stock that are owned of record and beneficially by each such nominee (if any); (iv) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (v) the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected; and (vi) as to you and the beneficial owner, if any, on whose behalf the nomination is made: (A) your name and address as they appear on our books and of such beneficial owner, if any, on whose behalf the nomination is being made; (B) the class and number of our shares that are owned (beneficially and of record) by you and by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of your notice, and a representation that you will notify us in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting promptly following the later of the record date for the meeting or the date notice of the record date for the meeting is first publicly disclosed; (C) a description of any agreement, arrangement or understanding with respect to such nomination between or among you and any of your affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that you will notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of your notice by, or on behalf of, you or any of your affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of you or any of your affiliates or associates with respect to shares of our stock, and a representation that you will notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; (E) a representation that you are a holder of record of our shares entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (F) a representation whether you or the beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination; and (G) any other information relating to you or the beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such nominee.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Certificate of Incorporation provides that our Board must consist of two or more directors, and the number of directors to hold office at any time may be determined from time to time by resolution of our Board. Our Board currently consists of seven members. Our Board is divided into three classes, designated as Class I, Class II and Class III. Upon the expiration of the initial term of office for each class of directors, each director in that class will be elected for a three-year term and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.
The table below sets forth information with respect to our directors as of April 5, 2021:

Name	Age	Director Since
Class I Directors - Term Expiring at the 2021 Annual Meeting
Robert H. Herz	67	December 2014
David S. Mulcahy	68	December 2014
Class II Directors - Term Expiring at the 2022 Annual Meeting
Martin J. Vanderploeg, Ph.D.	64	December 2014
Brigid A. Bonner	60	October 2018
Suku Radia	69	December 2014
Class III Directors - Term Expiring at the 2023 Annual Meeting
Michael M. Crow, Ph.D.	65	December 2014
Julie Iskow	59	January 2021
There are two Class I directors whose term expires at the 2021 Annual Meeting. Upon the recommendation of our Nominating and Governance Committee, our Board has nominated Mr. Herz and Mr. Mulcahy for re-election as Class I directors. Biographical information for each director and director nominee is contained in the following section. If elected at the Annual Meeting, each of these nominees will serve for a three-year term expiring at the 2024 annual meeting of stockholders and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. If any nominee is not able to serve, proxies will be voted in favor of the other nominee and may be voted for a substitute nominee, unless our Board chooses to reduce the number of directors serving on our Board. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the election of Mr. Herz and Mr. Mulcahy as Class I directors.

The following is a brief biographical summary of the experience of our directors and director nominees:
Brigid. A. Bonner. Ms. Bonner has served since March 2015 as the Chief Experience Officer of CaringBridge, a global nonprofit social network dedicated to helping family and friends communicate with and support loved ones during a health journey. From June 2009 to December 2013, Ms. Bonner served as Senior Vice President of Digital Marketing for The Schwan Food Company, a privately held business that manufactures and markets quality foods through home-delivery, retail-grocery and food-service channels. In addition, Ms. Bonner has been the principal of Bonner Consulting, a strategy consulting business, since 2007. Ms. Bonner's prior experiences include serving as Senior Vice President of Optum, as Chief Marketing Officer and Chief Information Officer of SimonDelivers.com, and as Vice President and General Manager of Target Corporation. Ms. Bonner holds a B.S. in Journalism and Industrial Administration from Iowa State University and an M.B.A. from Harvard Graduate School of Business Administration.
Ms. Bonner contributes valuable perspective to our Board based on her background in retail, technology and healthcare industries, her leadership roles in technology, marketing, sales and operations for start-up as well as large corporations, and her service on the Boards of public and private companies.
Michael M. Crow, Ph.D. Dr. Crow is the President of Arizona State University ("ASU"), a position he has held since 2002, and is also currently a Professor of Science and Technology Policy at ASU. Prior to ASU and beginning in 1992, Dr. Crow served in a variety of leadership positions and as a professor at Columbia University, New York. From 2003 to 2008, he served as a director of Aquila, Inc. Dr. Crow has served as a consultant for the Moscow School of Management since 2013 and served as a consultant for the Malaysian Global Science and Innovation Advisory Council from 2011 to 2014. From 2008 to 2014, he served as a member of our advisory board. In addition, Dr. Crow served as a director of Engineering Animation, Inc. from 1991 to 2000. Dr. Crow earned a B.A. in Political Science and Environmental Studies from Iowa State University and earned his Ph.D. in Public Administration (Science and Technology Policy) from Syracuse University. Dr. Crow has been an adviser to the U.S. Departments of State, Commerce and Energy, as well as various defense and intelligence agencies on matters of science and technology policy related to intelligence and national security. A fellow of the National Academy of Public Administration, and member of the National Advisory Council on Innovation and Entrepreneurship and Council on Foreign Relations, he is the author of books and articles relating to the design and analysis of knowledge enterprises, technology transfer, sustainable development, and science and technology policy.
Dr. Crow brings significant experience in and understanding of technology development, strategy, and organizational decision-making to our Board.

Robert H. Herz. Mr. Herz is a member of the board of directors of the Sustainability Accounting Standards Board Foundation. From 2011 to 2014, he served as a member of our advisory board. Since 2010, Mr. Herz has served as President of Robert H. Herz LLC, which provided consulting services to us prior to our initial public offering. Mr. Herz spent the majority of his career until 2002 as an audit partner at PricewaterhouseCoopers and its predecessor companies. From 2002 to 2010, Mr. Herz was the Chairman of the Financial Accounting Standards Board ("FASB"). He has served as a member of the board of directors of the Federal National Mortgage Association ("Fannie Mae") since 2011 and of Morgan Stanley (NYSE: MS) since 2012. Mr. Herz is also an executive-in-residence at the Columbia University Business School. He holds a B.A. in Economics from the University of Manchester, England and is also a certified public accountant and a U.K. Chartered Accountant.
Mr. Herz contributes valuable perspective to our Board based on his background as a leader in the fields of auditing and financial reporting and his experience guiding large public and private enterprises.
Julie Iskow. Ms. Iskow has served as our Executive Vice President and Chief Operating Officer since October 2019. Prior to joining Workiva, Ms. Iskow served as Chief Technology Officer of Medidata Solutions, Inc. since April 2015, as well as its Executive Vice President of Product Development since July 2016. Ms. Iskow served as Senior Vice President of Global Product Development at Medidata from April 2015 to July 2016. From December 2013 to March 2015, Ms. Iskow served as Chief Information Officer and Senior Vice President at WageWorks, Inc., and prior to that as its Senior Vice President of Product Development and Vice President of Product Development. Ms. Iskow has also served as Vice President of Engineering at Asyst Technologies and GW Associates, Inc. Before joining GW Associates, she was a member of the faculty at the University of Vermont. Ms. Iskow earned a B.S. degree from U.C. Berkeley and an M.S. degree from U.C. Davis. Since May 2019, Ms. Iskow has been an independent director of Vocera Communications, Inc. (NYSE: VCRA) and is a member of its Governance and Nominating Committee.
Ms. Iskow brings valuable perspective to our Board through her extensive experience building and scaling innovative SaaS companies and leading strategy, product, technology, and operations.
David S. Mulcahy. Mr. Mulcahy has served as non-executive Chairman of our Board of Directors since June 2018, and as a director since our initial public offering in 2014.  Mr. Mulcahy is the non-executive Chairman of the Board of Directors of American Equity Investment Holding Company (NYSE: AEL).  Since 2011, Mr. Mulcahy had served as the chairman of the AEL audit committee, until his election as lead independent director in 2021.  He also serves as a director of American Equity Investment Life Insurance Company of New York.  Mr. Mulcahy is the chairman of Monarch Materials Group, Inc., which manufactures and sells building products into the concrete construction industry.  Mr. Mulcahy also serves as president and chairman of the board of directors of MABSCO Capital, Inc., which provides portfolio management services. Mr. Mulcahy is an active investor in private companies and previously managed private equity capital for numerous banks and insurance companies. He is a certified public accountant (inactive) who was a partner with EY, where he specialized in mergers and acquisitions. Mr. Mulcahy is a graduate of the University of Iowa.
Mr. Mulcahy's extensive background and experience in business management, financial reporting and accounting enable him to contribute valuable perspective and experience to our Board.

Suku Radia. Mr. Radia retired as the Chief Executive Officer and a director of Bankers Trust Company in January 2018. Prior to joining Bankers Trust Company in 2008, he served as Chief Financial Officer of Meredith Corporation (NYSE: MDP) from 2000 until 2008 and practiced as a mergers and acquisitions partner with KPMG LLP for over 25 years. Mr. Radia also serves as a director of Nationwide Insurance Company and National Chiropractic Mutual Insurance Co. He currently serves as Executive-in-Residence at the Ivy College of Business at Iowa State University. Mr. Radia holds a B.S. (with Distinction) in Accounting from Iowa State University and is a certified public accountant (inactive).
Mr. Radia's experience in mergers and acquisitions and his background as an executive and director in diverse industries provide valuable contributions to our Board.
Martin J. Vanderploeg, Ph.D. Mr. Vanderploeg has served as our President and Chief Executive Officer since June 2018, and as President and Chief Operating Officer since December 2014. Prior to that, Mr. Vanderploeg served as the Chief Operating Officer and a Managing Director of Workiva LLC from 2008 through December 2014. He has over 20 years of experience in mechanical engineering and advising early stage technology companies. Prior to founding Workiva in 2008, Mr. Vanderploeg was a founder of EAI and served as EAI's Executive Vice President from 1993 until EAI was acquired by Unigraphics Solutions in 2000. Mr. Vanderploeg served as Chief Technology Officer of EAI from 1989 to 1999. Following the acquisition of EAI, Mr. Vanderploeg continued to be an advisor to various technology start-up companies. Prior to EAI, Mr. Vanderploeg was a tenured professor of mechanical engineering at Iowa State University from 1985 to 1993 and was the founder and director of the Iowa State University Visualization Laboratory. Mr. Vanderploeg earned a B.S., M.S. and Ph.D. in mechanical engineering from Michigan State University.
As one of our founders, Mr. Vanderploeg contributes to our Board an in-depth understanding of our business as well as valuable perspective and extensive experience. Mr. Vanderploeg also brings to our Board significant operational experience and knowledge of our industry.

The Board recommends a vote "FOR" the election of Mr. Herz
and Mr. Mulcahy as Class I directors.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that address, among other topics, the role and responsibilities of our directors, the structure and composition of our Board, and corporate governance policies and standards applicable to us in general. The Corporate Governance Guidelines are subject to periodic reviews and changes by our Nominating and Governance Committee and our Board. The full text of our Corporate Governance Guidelines is available on our website at http://investor.workiva.com/investors/corporate-governance.
Code of Business Conduct and Ethics
Our Board has adopted "WLife", our code of business conduct and ethics, which applies to all of our employees, officers and directors, including our chief executive officer ("CEO"), our chief financial officer and our other executive and senior financial officers. The full text of WLife is available on our website at http://investor.workiva.com/investors/corporate-governance. We will post any amendments to WLife or waivers of WLife for directors and executive officers on the same website.
Director Independence
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment and affiliations, our Board has determined that none of Ms. Bonner, Dr. Crow, Mr. Herz, Mr. Mulcahy and Mr. Radia has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with Workiva and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our common stock by each non-employee director.
Risk Oversight
Our full Board exercises risk oversight at Workiva. Committees take the lead in discrete areas of risk oversight when appropriate. For example, the Audit Committee is primarily responsible for risk oversight relating to financial statements, the Compensation Committee is primarily responsible for risk oversight relating to executive compensation, and the Nominating and Governance Committee is primarily responsible for risk oversight relating to corporate governance. In addition, both the full Board and Audit Committee exercise oversight with respect to risks related to cybersecurity. Our Board and its committees exercise their risk oversight function by regularly receiving and evaluating reports from management and by making inquiries of management concerning these reports, as appropriate. Furthermore, our Board and its committees receive reports from our auditors and other consultants, such as our compensation consultant, and may meet in executive sessions with these outside consultants.

Communications with Directors
Interested parties may communicate with our Board or with an individual director by writing to our Board or to the particular director and mailing the correspondence to: Workiva Inc., 2900 University Boulevard, Ames, Iowa 50010, Attention: Corporate Secretary. The Corporate Secretary will promptly relay to the addressee all communications that the Corporate Secretary determines require prompt attention and will regularly provide our Board with a summary of all substantive communications.
Board Qualifications
Our Board has delegated to our Nominating and Governance Committee the responsibility for recommending to our Board the nominees for election as directors at the annual meeting of stockholders and for recommending persons to fill any vacancy on our Board. Our Nominating and Governance Committee selects individuals for nomination to our Board based on the following criteria. Nominees for director must:
•Possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility.
•Have a genuine interest in Workiva and recognition that as a member of our Board, each director is accountable to all of our stockholders, not to any particular interest group.
•Have a background that demonstrates an understanding of business and financial affairs.
•Have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to Workiva and our stockholders.
•Have the ability and be willing to spend the time required to function effectively as a director.
•Be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with Workiva as a director.
•Have independent opinions and be willing to state them in a constructive manner.
Directors are selected on the basis of talent and experience. Diversity of background, including diversity of gender, race, ethnic or geographic origin and age, and experience in business, government and education and in engineering, computer software, technology and other areas relevant to our activities are factors in the selection process. As a majority of our Board must consist of individuals who are independent, a nominee's ability to meet the independence criteria established by the NYSE is also a factor in the nominee selection process.
For a better understanding of the qualifications of each of our directors, we encourage you to read their biographies set forth in this proxy statement.
Director Nominations
The Nominating and Governance Committee will consider candidates for director recommended by stockholders so long as the recommendations comply with our Certificate of Incorporation and Bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The Nominating and Governance Committee will evaluate such recommendations in accordance with its charter, our Bylaws, our corporate governance guidelines, and the regular nominee criteria described above. Stockholders wishing to recommend a candidate for nomination should comply with the procedures set forth in the section above entitled "Questions and Answers - How do I recommend a director nominee?"
Attendance at Annual Meeting
Directors are expected to attend our annual meetings of stockholders. All of our directors who were then serving as directors attended our annual meeting of stockholders via live webcast on May 19, 2020.
Related-Party Transaction Policy
Our Audit Committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties. Our Audit Committee has adopted a formal Related-Party Transaction Policy, pursuant to which the Audit Committee reviews all transactions that involve more than $50,000 when aggregated with all similar transactions in which we and each of our executive officers, directors (including director nominees) and stockholders owning in excess of 5% of our Class A common stock or their immediate family members are participants. The Audit Committee must approve or ratify any covered related-party transaction for it to be consummated or continue.
The Audit Committee reviews these related-party transactions as they arise and are reported to the Audit Committee. The Audit Committee also reviews materials prepared by our Board and our executive officers to determine whether any related-party transactions have occurred that have not been reported. In reviewing any related-party transaction, the Audit Committee is to consider all relevant facts and circumstances, including the aggregate dollar value of the transaction, the related party's relationship to us and interest in the transaction, and the benefits to us of the transaction. The Audit Committee determines, in its discretion, whether the proposed transaction is in the best interests of Workiva and our stockholders.
Executive Aircraft
The Company is a party to an aircraft charter agreement with a third-party aviation company for business travel by Martin Vanderploeg, our President and Chief Executive Officer, and other of our employees. The aircraft that is the subject of the charter agreement is indirectly owned by Mr. Vanderploeg and leased by him to the third-party aviation company. For use of this aircraft by Mr. Vanderploeg and other employees, we pay no more than market rates for comparable travel. For fiscal 2020, we paid approximately $77,000 for business travel on the aircraft. We do not pay to charter this or other aircraft for personal use by Mr. Vanderploeg or other employees.
Board Leadership Structure
Our Board will fill the Chairman of our Board and CEO positions based upon our Board's view of what is in the best interests of Workiva. The CEO and Chairman may, but need not be, the same person. The positions of Chairman of our Board and Chief Executive Officer are currently separated. We believe separating these positions allows our Chief Executive Officer to focus on our strategy and day-to-day business, while allowing our Chairman to lead our Board in its fundamental role of providing advice to and independent oversight of management.
We believe there is good communication between management and our non-employee directors, and that our non-employee directors are able to carry out their oversight responsibilities effectively.

The small size of our Board and the relationship between management and non-employee directors put each director in a position to influence agendas, flow of information and other matters. Our Board regularly holds separate meetings for independent directors without management present. These meetings are chaired by the Chairman of the Board and generally are held in conjunction with regularly scheduled meetings and at other times as requested by an independent director.
Our Board believes that management speaks for Workiva. While individual non-employee directors may, from time-to-time, meet or otherwise communicate with various constituencies that are involved with us, it is expected that directors would do this with the knowledge of management and, absent unusual circumstances, only at the request of management.
Board Meetings and Committees
Our Board of Directors met six times during 2020. Our Board has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees for such term or terms as our Board may determine or until their earlier resignations or death. Each committee is governed by a written charter. In 2020, each director attended at least 75% of the meetings of the Board and the committees on which he or she serves. Each committee charter is posted on our website at http://investor.workiva.com/investors/corporate-governance. From time to time, our Board may also establish other, special committees when necessary to address specific issues.
Audit Committee
Our Audit Committee met five times during 2020. The Audit Committee consists of Mr. Herz, Mr. Mulcahy and Mr. Radia, each of whom satisfies the independence requirements of Rule 10A-3 of the Exchange Act. Eugene S. Katz served as chairman of our Audit Committee until his retirement from the Board on February 28, 2021. Effective March 1, 2021, Mr. Radia became the chair of our Audit Committee. Also, Mr. Herz, Mr. Mulcahy and Mr. Radia are each an "audit committee financial expert," as defined under SEC rules, and possess financial sophistication as required by the rules of the NYSE. This designation does not impose on any of them any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our board of directors.
The Audit Committee is responsible for, among other things:
•appointment, termination, compensation and oversight of the work of any accounting firm engaged to prepare or issue an audit report or other audit, review or attest services;
•considering and approving, in advance, all audit and non-audit services to be performed by independent accountants;
•reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and controls and the audits of our financial statements;
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
•investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisers as the Audit Committee deems necessary;

•determining compensation of the independent auditors, compensation of advisors hired by the Audit Committee and ordinary administrative expenses;
•reviewing quarterly financial statements prior to their release;
•reviewing and assessing the adequacy of a formal written charter on an annual basis;
•reviewing and approving related-party transactions for potential conflict of interest situations on an ongoing basis; and
•handling such other matters that are specifically delegated to the Audit Committee by our Board from time to time.
Compensation Committee
Our Compensation Committee met five times during 2020. The Compensation Committee consists of Ms. Bonner, Mr. Mulcahy and Mr. Radia, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act. Ms. Bonner is the chair of our Compensation Committee.
The Compensation Committee is responsible for, among other things:
•reviewing and approving the compensation and benefits of all of our executive officers and key employees;
•monitoring and reviewing our compensation and benefit plans;
•overseeing the activities of the individuals responsible for administering cash incentive compensation plans and equity-based plans; and
•such other matters that are specifically delegated to the Compensation Committee by our Board from time to time.
We have engaged The Sillery Group as our compensation consultant to assist management in analyzing executive officer and director compensation and to provide peer company and industry data.  Based on this information and analysis, our CEO makes executive and director cash and equity compensation recommendations to the Compensation Committee for its consideration. The compensation consultant regularly attends Committee meetings, and the Committee has access to the materials and analysis prepared by the compensation consultant.
Compensation Committee Interlocks and Insider Participation
As noted above, the members of our Compensation Committee currently are Ms. Bonner, Mr. Mulcahy and Mr. Radia. None of the current or former members of our Compensation Committee is an officer or employee of Workiva, was an officer or employee of Workiva during 2020, or was formerly an executive officer of Workiva. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Nominating and Governance Committee
Our Nominating and Governance Committee met four times during 2020. The Nominating and Governance Committee consists of Ms. Bonner, Dr. Crow and Mr. Herz. Mr. Katz served as a member of our Nominating and Governance Committee until his retirement from the Board on February 28, 2021. Dr. Crow is the chair of our Nominating and Governance Committee.
The Nominating and Governance Committee is responsible for, among other things:

•evaluating and making recommendations regarding the organization and governance of our Board and its committees and changes to our Certificate of Incorporation and Bylaws and stockholder communications;
•assessing the performance of Board members and making recommendations regarding committee and chair assignments and composition and the size of our Board and its committees;
•reviewing proposed waivers of the code of conduct for directors and executive officers;
•evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees; and
•reviewing succession planning for our executive officers and evaluating potential successors.

DIRECTOR COMPENSATION
Our non-employee directors receive equity and cash compensation for their service as directors. Non-employee directors receive annual compensation of $50,000 for service on our Board, the Chairman receives an additional $37,500 per year, and additional compensation for committee service is as follows:
•Audit Committee – $20,000 for the chair and $10,000 for each other member;
•Compensation Committee – $15,000 for the chair and $7,500 for each other member; and
•Nominating and Governance Committee – $10,000 for the chair and $5,000 for each other member.
During fiscal 2020, at the request of the Compensation Committee, The Sillery Group ("TSG"), our executive compensation consultant, reviewed our director remuneration practices relative to peer and survey practices. TSG found that the cash retainer for the Company's independent board chair was low relative to our peer group and survey practices. Accordingly, the Compensation Committee approved a $12,500 increase to the annual cash retainer for any person serving as non-executive chairman of the board of the Company. This change was made effective as of August 13, 2020. TSG used the same peer group for evaluation of our director compensation program as it used to review our executive compensation, see “The Role of Compensation Consultant and Use of Market Data” section in our Compensation Discussion and Analysis.
Each non-employee director receives a grant of restricted stock units at each annual meeting with a grant date fair value of $185,000. In addition, each newly elected or appointed non-employee director will receive a grant of restricted stock units with a grant date fair value of $200,000 upon the date the non-employee director joins the Board. All restricted stock units granted to non-employee directors will vest fully on the first anniversary of the grant date. Restricted stock units are settled in shares of Class A common stock. Directors may defer settlement of restricted stock units pursuant to the Workiva Inc. Nonqualified Deferred Compensation Plan. Directors who are Workiva employees receive no compensation for their service as directors.

Director Compensation Table
The following table summarizes the compensation of our non-employee directors who served during 2020. Mr. Vanderploeg, our President and Chief Executive Officer, receives no compensation in connection with his service as director and, accordingly, he is omitted from this table. Ms. Iskow, our Executive Vice President and Chief Operating Officer, was appointed to our Board on January 1, 2021, and will receive no compensation in connection with her service as director. Accordingly, she is omitted from this table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Brigid A. Bonner	62,500	185,000	—	247,500
Michael M. Crow, Ph.D.	67,500	185,000	—	252,500
Robert H. Herz	65,000	185,000	—	250,000
Eugene S. Katz	75,000	185,000	—	260,000
David S. Mulcahy	97,289	185,000	—	282,289
Suku Radia	75,000	185,000	—	260,000
(1)The retainer for non-employee directors is paid in equal quarterly installments. The annual amount of the retainer for non-executive chairman of the Board was increased from $25,000 to $37,500, effective as of August 13, 2020.
(2)Represents the aggregate grant-date fair value of 4,576 shares of restricted stock units granted to each non-employee director on May 19, 2020, calculated in accordance with ASC Topic 718. Restricted stock units vest fully on the first anniversary of the grant date. The grant-date fair value is based on $40.43 per share, the closing price of our Class A common stock on the grant date. The assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed on February 17, 2021.
As of December 31, 2020, no non-employee director held options other than Mr. Herz, who held an option to purchase 12,600 shares, which was fully vested as of that date. As of December 31, 2020, the aggregate number of unvested restricted stock units of Class A common stock for each non-employee director was as follows: Ms. Bonner: 4,576 shares; Dr. Crow: 4,576 shares; Mr. Herz: 4,576 shares; Mr. Katz: 4,576 shares; Mr. Mulcahy: 4,576 shares and Mr. Radia: 4,576 shares. All have elected to defer all or a portion of the receipt of these shares. Mr. Katz retired from the board effective February 28, 2021, at which time all of his outstanding awards vested.

OWNERSHIP OF COMMON STOCK
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 5, 2021, referred to in the table below as the "Beneficial Ownership Date," by:
•each beneficial owner of 5% or more of the outstanding shares of our Class A or Class B common stock;
•each of our directors and director nominees;
•each of our named executive officers; and
•all directors, director nominees and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or issuable under convertible securities held by that person that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 42,102,011 shares of Class A common stock and 7,824,610 shares of Class B common stock outstanding as of the Beneficial Ownership Date.
To our knowledge, except as set forth in the footnotes to this table and subject to any applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is c/o Workiva Inc., 2900 University Blvd., Ames, Iowa 50010.

	Shares Beneficially Owned				% of total voting power
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Number	%	Number	%

Named Executive Officers and Directors:
Martin J. Vanderploeg, Ph.D.(1)	634,393	1.5	2,762,665	35.3	23.4
Julie Iskow	—	*	—	*	*
J. Stuart Miller(2)	48,134	*	—	*	*
Jeffrey Trom, Ph.D.(3)	281,019	*	1,938,665	24.8	16.3
Brandon E. Ziegler	8,252	*	—	*	*
Scott Ryan	—	*	—	*	*
Michael M. Crow, Ph.D.(4)	23,943	*	—	*	*
Robert H. Herz(5)	104,520	*	—	*	*
David S. Mulcahy	195,168	*	—	*	*
Suku Radia	24,875	*	—	*	*
Brigid A. Bonner	516	*	—	*	*
All executive officers and directors as a group (13 persons)(6)	1,413,348	3.3	4,701,330	60.1	40.0

	Shares Beneficially Owned				% of total voting power
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Number	%	Number	%

5% Stockholders:
The Vanguard Group(7)	3,884,580	9.2	—	*	3.2
BlackRock, Inc.(8)	2,890,608	6.9	—	*	2.4
FMR LLC(9)	2,563,456	6.1	—	*	2.1
Brown Advisory Inc.(10)	2,410,859	5.7	—	*	2.0
Matthew M. Rizai, Ph.D.(11)	546,825	1.3	2,512,395	32.1	21.2
M. Rizai Grantor Trust(12)	—	*	489,113	6.3	4.1
*Represents beneficial ownership of less than 1% of class.
(1)Shares owned consist of 328,402 shares of Class B common stock owned by the Jeffrey Dean Trom Charitable Remainder Trust, of which Mr. Vanderploeg is trustee; 72,568 shares of Class A common stock and 2,104,023 shares of Class B common stock owned by the Martin J. Vanderploeg 2001 Revocable Living Trust, of which Mr. Vanderploeg is trustee; 15,000 shares of Class A common stock and 330,240 shares of Class B common stock owned by the Laura C Williams TR UA DTD 05/02/2001, of which Laura Williams is the trustee, has sole dispositive power to such shares and has entered into an irrevocable proxy under which she has granted sole voting power to Mr. Vanderploeg for so long as the trust holds such shares; and 546,825 shares of Class A common stock subject to outstanding options that are exercisable within 60 days.
(2)Shares owned consist of 32,637 shares of Class A common stock owned directly by Mr. Miller and 15,497 shares of Class A common stock subject to outstanding options that are exercisable within 60 days.
(3)Shares owned consist of 75,000 shares of Class A common stock and 1,049,645 shares of Class B common stock owned by the Jeffrey D. Trom & Lydia A. Trom Trustees UA 11/21/2017; 889,020 shares of Class B common stock owned by the Martin J. Vanderploeg Charitable Remainder Trust, of which Mr. Trom is trustee; and 206,019 shares of Class A common stock subject to outstanding options that are exercisable within 60 days.
(4)Shares owned consist of 23,943 shares of Class A common stock owned by the Michael M. Crow and Sybil Francis Family Trust, of which Dr. Crow and Mrs. Francis are trustees and have shared voting and investment power.
(5)Shares owned consist of 6,752 shares of Class A common stock owned directly by Mr. Herz; 95,022 shares of Class A common stock owned by the Robert H. Herz Irrevocable Trust, of which Louise Herz is trustee; and 2,746 shares of Class A common stock subject to restricted stock units distributable within 60 days.
(6)Includes all named executive officers and other current executive officers and directors. The aggregate share amount shown includes 843,616 shares of Class A common stock subject to outstanding options that are exercisable within 60 days.
(7)Based on information provided in a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group. The Vanguard Group has shared voting power with respect to 89,835 shares, sole dispositive power with respect to 3,764,747 shares and shared dispositive power with respect to 119,833 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(8)Based on information provided in a Schedule 13G/A filed with the SEC on February 5, 2021 by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 2,852,656 shares and sole dispositive power with respect to 2,890,608 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(9)Based on information provided in a Schedule 13G filed with the SEC on February 8, 2021 by FMR LLC. FMR LLC has sole voting power with respect to 187,769 shares and sole dispositive power with respect to 2,563,456 shares. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(10)Based on information provided in a Schedule 13G filed with the SEC on February 8, 2021 by Brown Advisory Incorporated ("BAI"), Brown Investment Advisory & Trust Company ("BIATC") and Brown Advisory, LLC ("BALLC"). BAI has sole voting power with respect to 2,069,362 shares and shared dispositive power with respect to 2,410,859 shares. BIATC has sole voting power with respect to 16,636 shares and shared dispositive power with respect to 16,743 shares. BALLC has sole voting power with respect to 2,052,726 shares and shared dispositive power with respect to 2,394,116 shares. The address for BAI, BIATC and BALLC is 901 South Bond Street, Suite #400 Baltimore, Maryland 21231.
(11)Shares owned consist of 32,783 shares of Class B common stock owned directly by Mr. Rizai; 1,260,000 shares of Class B common stock owned by the Matthew Rizai TR UA DTD 03/04/1996 Matthew Rizai Revocable Trust, of which Mr. Rizai is the trustee; 885,109 shares of Class B common stock owned by Mr. Rizai and Svetlana Skopcenko as trustees u/a dated August 7, 2013 creating a Marital Trust, of which Mr. Rizai has sole voting power and Mr. Rizai and Ms. Skopcenko have shared dispositive power; 546,825 shares of Class A common stock subject to outstanding options that are exercisable within 60 days; 32,058 shares of Class B common stock owned by the Svetlana S Rizai TR UA 12/21/2020 Isabella V Rizai 2020 Trust, of which Ms. Skopcenko is the trustee; and 302,445 shares of Class B common stock owned by family trusts of which Barbara Schlaff is the trustee and has entered into an irrevocable proxy under which she has granted sole voting power to Mr. Rizai for so long as the family trusts hold such shares. Ms. Schlaff has sole dispositive power as to such shares.
(12)Shares owned consist of 489,113 shares of Class B common stock owned by the M. Rizai Grantor Trust, of which Barbara Schlaff is the trustee.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires that our officers, directors and 10% stockholders file reports of ownership and changes of ownership of our Class A common stock with the SEC and the NYSE. Based on a review of copies of these reports provided to us and written representations from officers and directors, we believe that all filing requirements were timely met during 2020.

EXECUTIVE OFFICERS
The following table sets forth certain information pertaining to our executive officers as of April 5, 2021:

Name	Age	Position
Martin J. Vanderploeg, Ph.D.	64	Chief Executive Officer, President and Director
Julie Iskow	59	Executive Vice President, Chief Operating Officer and Director
Jill Klindt	44	Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer
Jeffrey D. Trom, Ph.D.	61	Executive Vice President, Chief Technology Officer
Brandon E. Ziegler	48	Executive Vice President, Chief Legal Officer and Corporate Secretary
Mithun Banarjee	43	Executive Vice President, Chief Customer Officer
_______
Jill Klindt. Ms. Klindt has served as Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer since February 2021. She served as Senior Vice President, Chief Accounting Officer and Treasurer from March 2017 to February 2021; as Chief Accounting Officer and Vice President from December 2014 to March 2017, and Senior Director of Finance and Accounting of Workiva LLC from 2008 to December 2014. Prior to joining Workiva, Ms. Klindt served as Financial Analysis Manager at Financial Intelligence, LLC; as a Financial Consultant at Wells Fargo Financial; as a Senior Financial Analyst at CitiMortgage; and a Financial Accounting Analyst at Principal Residential Mortgage. She was also an Accountant of both Prairie iNet and EAI. Ms. Klindt is a Certified Public Accountant (inactive) with a B.S. in Accounting from Iowa State University.
Jeffrey D. Trom, Ph.D. Mr. Trom has served as Executive Vice President and Chief Technology Officer since December 2014 and served as a Managing Director and Chief Technology Officer of Workiva LLC from 2008 to December 2014. He has over 20 years of experience working with information technology and development. Prior to founding Workiva, Mr. Trom was a founder of EAI and served as EAI’s Vice President from 1990 and as Chief Technology Officer in charge of software architecture, development and deployment from 1999 until EAI was acquired by Unigraphics Solutions in 2000. Thereafter, Mr. Trom served as a technical consultant for various technology companies, including Electronic Data Systems from 2000 to 2002. Mr. Trom earned a B.S. and M.S. in Mechanical Engineering from University of Iowa and a Ph.D. in Mechanical Engineering from Iowa State University.

Brandon E. Ziegler. Mr. Ziegler was promoted to Executive Vice President and Chief Legal Officer of Workiva Inc. in March 2021, and has served as its Corporate Secretary since May 2020. Prior to that, Mr. Ziegler was Workiva's Senior Vice President and General Counsel from March 2020 to March 2021. Mr. Ziegler was previously Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary at Medidata Solutions, a leading technology and data platform for life sciences from July 2016 to March 2020. Prior to Medidata, Mr. Ziegler was head of ADP’s legal department for multinational corporations as Vice President and Assistant General Counsel from February 2007 to July 2016. Before moving in-house, Mr. Ziegler worked in private practice in New York and has extensive legal experience counseling public and private companies in global corporate development, corporate governance and commercial transactions. He earned a B.A. (cum laude) from Duke University and a J.D. from Brooklyn Law School where he was an international business law fellow.
Mithun Banarjee. Mr. Banarjee has served as our Executive Vice President and Chief Customer Officer since August 2018. Previously, Mr. Banarjee served as our Executive Vice President of Global Operations from August 2017 to August 2018, Executive Vice President of Global Client Services from March to August 2017, Vice President of Global Client Services from March 2015 to March 2017 and Director of Customer First Culture from December 2014 to February 2015. He also served Workiva LLC as Director of Customer First Culture from March 2012 to December 2014 and Director of Customer Operations from March 2010 to February 2012. Prior to Workiva, Mr. Banarjee was Director of Client Services at Yodle (acquired by Web.com in 2016). Previously, he managed customer relationship teams at AT&T and AOL. He earned a B.A. in Information Systems from the University of Lincoln in England, UK.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this Compensation Discussion and Analysis section ("CD&A"), we describe the executive compensation program for our named executive officers ("NEOs"). We also explain how the Compensation Committee of the Board of Directors (the "Committee") determined the pay of our NEOs and its rationale for specific compensation decisions related to the fiscal year ended December 31, 2020.
Our Named Executive Officers for Fiscal 2020
Our CD&A describes our executive compensation program and the decisions for fiscal year 2020 regarding the compensation for the NEOs listed in the table below.

Name	Title[1]
Martin J. Vanderploeg, Ph.D.	Chief Executive Officer and President ("CEO")
Julie Iskow	Executive Vice President and Chief Operating Officer
J. Stuart Miller	Executive Vice President and Chief Financial Officer
Jeffrey Trom, Ph.D.	Executive Vice President and Chief Technology Officer
Brandon E. Ziegler[2]	Senior Vice President, General Counsel and Corporate Secretary
Scott Ryan	Executive Vice President and Chief Revenue Officer
We believe the compensation program for our Named Executive Officers in 2020 was instrumental in helping us achieve strong performance in 2020, as discussed below, by providing a combination of short-term and long-term incentives designed to lead to such performance.
This CD&A provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation we provide. In addition, we explain how and why the Committee arrived at the specific compensation policies and decisions involving our NEOs for fiscal year 2020.
This CD&A contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt in the future may differ materially from currently anticipated plans and arrangements as summarized in this CD&A.
2020 Business Highlights
To adapt to the challenges posed by the COVID-19 pandemic, we initiated several protocols to mitigate impact on its operations, including weekly communication from senior leaders regarding the effects of COVID-19 on the workforce, work from home flexibility, and new protocols across all offices under the direction of our COVID-19 task force. These initiatives, together with continued benefits resulting from significant increases in cloud platform deployments, digital transformations, and remote workplace trends, have enabled us to adapt to this period of global uncertainty and
1 Mr. Ryan resigned from the Company effective April 10, 2020. Mr. Miller retired from the Company effective February 26, 2021.
2 Mr. Ziegler joined us as Senior Vice President, General Counsel and Corporate Secretary on March 16, 2020. He was promoted to Executive Vice President, Chief Legal Officer and Corporate Secretary on March 18, 2021.

deliver strong financial growth. For the fiscal year ended December 31, 2020, highlights of our business performance included the following:
•Revenue for 2020 was $351.6 million, an increase of 18.0% compared with $297.9 million in the prior year. Subscription and support revenue was $295.9 million, an increase of 20.4% on a year-over-year basis.
•Net cash provided by operating activities was $33.2 million in 2020, compared to net cash provided by operating activities of $30.9 million in 2019.
•At December 31, 2020, 3,723 organizations subscribed to our platform as compared to 3,510 at December 31, 2019.
•Our subscription and support revenue retention rate remained above 94% at December 31, 2020, reflecting exceptional customer satisfaction.
Our Compensation Philosophy
We operate within the software-as-a-service ("SaaS") market, which is highly competitive and rapidly evolving. We expect competition among companies in our market to continue to increase. Our ability to compete and succeed in this environment is directly dependent on our ability to recruit, incentivize and retain talented leadership. The market for this talent in the software industry is very competitive, particularly among companies in the SaaS sector. Our compensation philosophy is designed to establish and maintain a compensation program that attracts and rewards talented, highly qualified leaders who possess the skills and competencies necessary to support our near-term objectives and create long-term value for our stockholders, expand our business, and assist in the achievement of our strategic goals.
Developing an effective compensation philosophy requires more than simply comparing pay to market practices. An important consideration lies in an understanding of a company’s position in the business life cycle. For a company’s executive compensation strategy to be effective, that strategy must consider the interests of the company’s three primary constituencies, each having its own interests and desired outcomes:
•Stockholders make a significant, direct financial investment in the company. This investment is essential to the company’s ongoing operations. These investors expect a return on that investment. This return should be delivered within the context of an appropriate risk/reward profile. As such, our compensation philosophy is designed to align our executive compensation with the interests and concerns of our stockholders.
•The company also makes a substantial investment in the form of the total compensation provided to its executives and looks for a corresponding return in growth and financial performance. Our compensation philosophy is designed to support out recruitment and retention strategies as well as to recognize and reward the results and behaviors that contribute to our success.
•Executives desire a compensation opportunity that provides a high level of perceived value, so compensation arrangements need to be flexible to meet their financial and career-related needs and strike a balance between meeting the near-term liquidity needs of our executives with their long-term needs for capital accumulation.

In fiscal 2020, the Committee reviewed and assessed our compensation philosophy, which is intended to promote Workiva’s core values. The Committee believes that a great work environment, substantial employee ownership, and meaningful pay and benefits support a winning team, company and workplace. We believe that the compensation of our executive officers and employees should reflect our performance as an organization, and their performance as individuals. Further, our executive compensation program is designed to focus on ownership, innovation and results, and to be fair and flexible.
The Committee also recognizes the importance of providing fair rewards for employee contributions. We seek to provide target total direct compensation (base salary, bonus and equity) that is at or above market norms, and to provide parity and consistency within functions. We also believe in adhering to budgets, ensuring transparency and promoting understanding of our compensation philosophy and practices by our executives, while at the same time retaining the flexibility needed to promote talent acquisition and retention.
Consistent with this, our executive compensation program is designed to achieve the following objectives:
•Attract, motivate and retain employees at the executive level who contribute to our long-term success;
•Provide an overall compensation opportunity to our executives that is competitive, rewards the achievement of our business objectives and effectively aligns executive officers’ interests with those of our stockholders;
•Motivate our executives to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives, and by providing a material portion of total compensation for executive officers in the form of ownership in our company through our equity compensation program; and
•Promote teamwork while also recognizing the individual role each executive officer plays in our success.
Below are highlights of our current practices and policies that guide our executive compensation program. We believe the following items promote good corporate governance and are in the best interests of our stockholders and NEOs:
•No tax gross-ups on severance or change of control payments;
•Golden parachute policy;
•Compensation recoupment ("clawback") policy;
•Anti-hedging and anti-pledging policy;
•No option repricing without stockholder consent;
•Strong emphasis on performance-based compensation;
•Regular reviews of executive compensation and peer group data;
•A work culture that fosters a focus on long-term value creation supported by tools that help executives to reach and maintain meaningful levels of individual share ownership;
•Annual risk assessments;
•No pension plans or Supplemental Executive Retirement Plans;

•Limited perquisites for executives;
•No guaranteed bonuses; and
•No discounted stock options or SARs.
The Principal Elements of Pay: Total Direct Compensation
Our compensation philosophy is supported by the following principal elements in our annual executive compensation program:

Element	Form	Purpose
Base Salary	Cash (fixed)	Provides a competitive level of pay that reflects the executive’s experience, role and responsibilities.
Short-Term Incentives	Cash (variable)	Rewards achievement of key corporate financial and strategic results for the year that have been identified as drivers of our success.
Long-Term Incentives	Equity (variable)
Creates an ownership culture that provides meaningful incentives for management to drive stockholder value creation, supports our retention strategy, promotes cross functional cooperation and aligns our executives with stockholder interests. Since we do not provide our executives with supplemental retirement benefits, it also provides an effective tool for long-term capital accumulation.

Design
Our executive compensation program has historically emphasized equity as a key component of our total compensation offering, which is consistent with practices in the SaaS market. The Committee believes that compensation in the form of equity helps align the interests of our executive officers with the long-term interests of our stockholders by driving achievement of our strategic and financial goals. It also supports our ownership culture, which encourages our executives to take initiative, demonstrate leadership and effectively work across business lines to achieve results that are in the best interests of the Company and its stockholders.
We use restricted stock units ("RSUs") as our primary equity vehicle for our executive officers, including our NEOs. We believe that RSU awards both align the interests of employees with stockholders and provide a longer-term focus through a multi-year vesting schedule, while managing dilution to existing investors and providing greater predictability to our executive officers in the value of their compensation.
To maintain a competitive compensation program, we also offer cash compensation in the form of base salaries and short-term incentives in the form of annual performance-based cash payments, resulting in total cash compensation for our executive officers that is aligned with market practices in our competitive markets. We do not benchmark to specific percentiles for any element of our compensation program, but instead use competitive market information for general guidance.
During fiscal 2020, the Committee, with the assistance of our compensation consultant, reviewed our executive compensation, including base salaries, short-term incentives, equity awards and benefit programs, to confirm the continued alignment of our compensation program with stockholder interests and appropriate rewards and incentives for our executive officers.

Our Decision-Making Process
Pursuant to its charter and in accordance with NYSE rules, the Committee oversees the compensation and benefits programs for our NEOs. The Committee includes only independent, non-employee members of the Board of Directors. The Committee works closely with its compensation consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed through investor.workiva.com/investors/corporate-governance.
We evaluate our compensation philosophy and compensation programs as circumstances require, and at a minimum, we review our executive compensation annually. As part of this review process, we apply our values and the objectives outlined in this CD&A, while also considering whether our proposed compensation ensures that we remain competitive for talent, that we meet our retention objectives, and that our cost of replacement for a key employee is reasonable.
The Role of the Committee
The compensation of our NEOs is determined each year by the Committee. Our Chief Executive Officer typically provides annual recommendations to the Committee and discusses with the Committee the compensation and performance of the NEOs on the senior management team who report directly to him. Because our Chief Executive Officer is involved in the day-to-day operation of our business, he is able to base his recommendations in part upon his review of the performance of our executive officers. The Committee may exercise its discretion in modifying any recommended compensation adjustments or awards to executives. The Committee reviews the performance of our Chief Executive Officer and meets in executive session without him to determine his compensation. In addition, Committee meetings typically have included, for all or a portion of each meeting, not only the members of the Committee and our Chief Executive Officer, but also our compensation consultant as well as our Executive Vice President, Chief Legal Officer and Corporate Secretary, who advises the Committee on compliance issues and serves as secretary of the Committee’s meetings.
The Committee seeks to ensure that the links between our executive compensation program and our business goals are responsible, appropriate and strongly aligned with stockholder interests. The Committee annually determines the compensation levels of our NEOs by considering several factors, including:
•Each NEO's role and responsibilities;
•How the NEO is performing those responsibilities;
•Our historical and anticipated future financial performance;
•Compensation practices of a group of comparable public companies (where appropriate); and
•The need to retain highly qualified executives in a competitive SaaS market for leadership talent.

The Role of Compensation Consultant and Use of Market Data
The Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. For fiscal year 2020, The Sillery Group ("TSG"), which was retained as advisor to management, also served as executive compensation consultant to the Committee to review and provide advice on the principal aspects of the Company’s executive compensation program. TSG coordinated all work with the Committee and with management. TSG believes that by coordinating its work in this manner, it can best understand and address the needs of all key constituencies: the stockholders, the company and the executives.
The compensation consultant provides the Committee and the Board with guidance regarding the amount and types of compensation we provide to our executives and how these compare to peer company compensation practices, as well as other compensation-related matters. The compensation consultant also advises the Committee with respect to our equity plans and provides the Board with data that helps the Board develop our executive compensation program.
The compensation consultant attends meetings of the Committee as requested and also communicates with the Committee outside of meetings. The Committee may replace its compensation consultant or hire additional advisors at any time.
During fiscal 2020, TSG provided the following services as requested by the Committee:
•Assisted in the development of the compensation market data we used to understand market competitive compensation practices;
•Reviewed and assessed our compensation practices and the cash and equity compensation levels of our executive officers (including an equity retention analysis and change in control analysis), including our NEOs, and also for members of our Board of Directors;
•Reviewed and assessed our current compensation programs to determine any changes that may need to be implemented in order to remain competitive with the market, as well as conducting an equity burn rate and overhang analysis;
•Reviewed and assessed compensation practices, such as severance and change in control benefits, against peer practices;
•Advised on regulatory developments relating to executive compensation; and
•Collaborated on the risk assessment relating to employee compensation, including all performance-based incentive arrangements.
In electing to engage TSG, the Committee took into consideration all factors relevant to TSG’s interactions with the Company’s management and concluded that no conflict of interest existed that would prevent TSG from independently advising the Committee.
With the assistance of TSG, the Committee consulted market data to better inform its determination of the key elements of our compensation program in order to develop a compensation program that the Committee believes will enable us to compete effectively for new employees and retain existing employees. In general, this market data consists of compensation information from publicly available sources including proxy statements and third-party compensation surveys.

TSG reviews our competitive markets annually to determine the appropriateness of various sources of market data based on a variety of factors including: similarities in revenue levels and size of market capitalization and enterprise value, similarities to the industries in which we operate, the overlapping labor market for top management talent, our status as a publicly traded, U.S.-based SaaS company and various other characteristics.
For the determination of compensation of our NEOs for fiscal year 2020, the Committee analyzed total compensation practices for executives in a peer group of companies, with a focus on SaaS companies, to serve as the basis for our compensation review process in 2020.
The Committee believes that this data is representative of companies that compete with us for executive talent and are similar to us in revenue, revenue growth rate, market capitalization, industry, and size. The Committee also determined that the companies in the peer group generally have executive officer positions that are comparable to ours in terms of breadth, complexity, and scope of responsibilities.
This peer group includes the following companies:

Alteryx, Inc.	Cloudera, Inc.	Q2 Holdings, Inc.
AppFolio, Inc.	Coupa Software Incorporated	Rapid7, Inc.
Apptio, Inc.	FireEye, Inc.	RingCentral, Inc.
Aspen Technology, Inc.	HubSpot, Inc.	Smartsheet
Avalara, Inc.	Imperva, Inc.	Twilio, Inc.
Benefitfocus, Inc.	New Relic, Inc.	Zendesk, Inc.
BlackLine, Inc.	Paycom Software, Inc.	Zuora, Inc.
Box, Inc.	Paylocity Holding Corporation
For the 2021 review process, the Committee continued to use the same peer group, except that both Apptio and Imperva were dropped due to their recent acquisition.
While the Committee and our Board of Directors will consider the compensation levels of the executives at the companies in our primary compensation peer group to provide a general understanding of market practices among similar companies, we will not benchmark or specifically set compensation levels based on the percentile levels reflected by the compensation peer group. Instead, we will consider a number of factors in addition to this market data, such as skills, experience, functional position, leadership roles and competition for talent, to determine the appropriate level of compensation on an individual basis. As a result, the target compensation opportunity for an individual executive may be higher or lower than market norms. In making this assessment, we also recognize the compensation opportunity for superior performers based on their achievement may be at the high end of the market range for pay practices.

Supplemental Reference Groups
In addition to developing a peer group for 2020, our Committee, with the assistance of TSG, developed supplemental sets of reference data. These reference groups comprise companies that we may compete with more broadly for executive talent, as well as companies we consider to be market leaders in developing competitive compensation practices within the technology industry. We did not limit ourselves to a specific set of criteria for their selection and instead the groups were selected to provide a broader understanding of practices, trends, and overall executive compensation levels at technology companies outside of our own sector. These sources are intended to supplement the data compiled in our peer company analysis when necessary by providing additional information on NEO positions, particularly in those cases where the combination of functional responsibilities assigned to individuals is not well represented in the primary peer group.
Some companies may be in both the primary peer group and supplemental reference groups because they were determined to be appropriate for the objectives of each group. The companies in the supplemental reference groups include companies in the software and services sector, as well as the broader technology sector, with annual revenues between $100 million and $400 million.
Executive Compensation Program Elements
The key elements of our executive compensation program include base salary, annual cash bonuses, equity-based awards, and health and welfare programs. Each executive officer’s compensation has been designed to provide a combination of pay elements that are tied to achievement of our short-term and long-term financial and operational objectives. All of these elements are intended to work in aggregate to provide an overall competitive compensation opportunity. In particular, we believe our use of RSU awards, which typically vest over three years, promotes a culture of long-term value creation, while cash bonuses payable based upon annual performance drive achievement of near-term objectives.
Base Salary
We believe we must offer competitive base salaries to attract, motivate and retain all employees, including our executives. The Committee has generally set the base salaries for our executives, including the NEOs, based on three primary factors:
•A comparison to the base salaries paid by the companies in our compensation peer group;
•The overall compensation that each executive may potentially receive during his or her employment with us; and
•Internal parity considerations with respect to the base salaries of other executives who are comparably situated in terms of reporting structure and level of responsibility.
We did not increase base salaries for any 2020 NEO that was also an NEO in 2019, as we believed that base salaries remained appropriate for those executive officers.

Annualized 2020 base salaries for our NEOs are shown in the table below, as well as in the Summary Compensation Table found later in this document.

Named Executive Officer	2020 Base Salary ($)
Martin J. Vanderploeg, Ph.D.	690,000
Julie Iskow	575,000
J. Stuart Miller	400,000
Jeffrey D. Trom, Ph.D.	450,000
Brandon E. Ziegler	370,000
Scott Ryan	450,000
These salaries are intended to provide a stable level of fixed compensation to our executive officers, including our NEOs, for performance of their day-to-day responsibilities. In making a determination as to whether increases to the base salaries for each of our NEOs were necessary, the Committee took into account the demand for executive talent in the industry and geographic areas in which we compete for talent. The Committee also recognized the importance of retaining this executive team and the role the base salary plays in retention, particularly considering the significant roles of our NEOs in achieving our near- and long-term growth objectives, as well as the attractiveness of these executives in the market.
Non-Equity Incentive Plan Compensation
We adopted our 2020 Short-Term Incentive Plan as a non-equity incentive compensation plan to provide our NEOs the opportunity to earn a performance-based cash bonus based on the achievement of a combination of financial and non-financial objectives that are tied to our strategic plan.
In developing our 2020 incentive plan, we benchmarked best practices within our competitive markets with regard to pay levels, plan design and performance metrics. We also conducted a comprehensive review of the critical financial and strategic success factors of our business plan to determine the factors that will contribute most to our success. The Committee's objective was to construct a plan that motivates executives to achieve high levels of performance by recognizing and rewarding the results and behaviors that contribute to sustained success.
Performance measurement under our 2020 Short-Term Incentive Plan is based on three metrics we have identified as key success factors in achieving our growth strategies:
•Revenue growth
•Non-GAAP operating loss
•Operating cash flow
For purposes of our 2020 incentive plan, we defined (i) "revenue growth" as the percentage growth in revenue determined in accordance with generally accepted accounting principles ("GAAP") as reflected in our annual financial statements; (ii) "non-GAAP operating loss" as GAAP operating loss as reflected in our annual financial statements (including the accrued expense for short-term cash incentive payments) adjusted to exclude expenses related to stock-based compensation; and (iii) "operating cash flow" as our GAAP operating cash flow.

Of the three performance metrics under the 2020 Short-Term Incentive Plan, the Committee considered revenue growth to be most critical to maximizing the creation of value for stockholders. While the Committee believes that it is desirable to minimize non-GAAP operating losses and keep operating cash flow positive, high levels of revenue growth have a disproportionate impact on market perceptions of Workiva. Accordingly, the Committee assigned the heaviest weight among these metrics to revenue growth under the 2020 plan.
The Committee set the following performance targets for the 2020 Short-Term Incentive Plan, based on the 2020 operating budget approved by our Board of Directors, and weighted these metrics as follows (dollar amounts shown in thousands):

Performance Metric	Target	Weighting
Revenue Growth	15.4%	60%
Non-GAAP Operating Loss	$(34,972)	20%
Operating Cash Flow	$14,881	20%
Targeted payout levels are expressed as a percentage of base salary and established for each participant. The targets under our 2020 incentive plan for each executive are shown below:

Named Executive Officer	2020 Target Bonus[3]
Martin J. Vanderploeg, Ph.D.	125%
Julie Iskow	100%
J. Stuart Miller	75%
Jeffrey D. Trom, Ph.D.	100%
Scott Ryan	100%
Each NEO's target bonus was determined by the Committee based on that NEO’s title and/or role. The Committee believed the financial performance components of the 2020 incentive plan were achievable, but appropriately challenging, based on market climate and internal budgeting and forecasting. The 2020 Short-Term Incentive Plan sets threshold, target and maximum performance levels, which are used to determine the percentage of target bonus to be paid out, with payouts ranging from 0% to 150% of targeted payout levels (e.g., the maximum bonus payout for an individual with a targeted payout level of 75% of annual base salary would be 112.5% of annual base salary).
The following table outlines the threshold, target and maximum financial performance objectives for the 2020 Short-Term Incentive Plan and the resulting payout percentages:

		Threshold	Target	Maximum
Performance	<80%	80%	100%	>120%
Payout	—%	50%	100%	150%
Performance between threshold and target and between target and maximum will be interpolated.
3Mr. Ziegler joined the Company in March 2020. Pursuant to the terms of his offer letter, the Company set Mr. Ziegler's bonus at $185,000.

In addition to the financial metrics discussed above, the Committee also considers performance relative to key strategic goals that are generally non-financial in nature, as well as individual NEO performance. Based on the Committee’s assessment of these factors, the Committee can exercise discretion to modify the calculated payout derived from the matrix shown above to determine final payout amounts. As a result, the final award may be higher or lower than the calculated amount.
2020 Performance Results
Based on Company actual performance relative to the financial goals set under the 2020 incentive plan, the award for each executive would be payable at or near 150% of their individual target, i.e., performance for each metric closely approached or exceeded 120% of the target amount (dollar amounts shown in thousands):

Performance Metric	Target	Actual Results	Achievement of Target
Revenue Growth	15.4%	18.0%	116.9%
Non-GAAP Operating Loss	$(34,972)	$7,969	222.8%
Operating Cash Flow	$14,881	$33,243	223.4%
After considering management’s recommendation for payouts, the Committee applied negative discretion to the calculated amounts based on management's recommendation. Management recommended that a portion of the amount that resulted from this downward adjustment be paid as a COVID-related one-time work-from-home payout to Company employees. In making this decision, the Committee sought to balance the needs of its key constituencies. The Committee believed that, with this action, we still recognized our NEOs' superior performance achievement by providing them with a competitive overall level of compensation, while at the same time increasing workforce engagement by recognizing their contributions in a challenging economic environment. The Committee also believed that, ultimately, this action supported the interests of our stockholders.
Based on this negative discretion, the final payout amounts under our 2020 Short-Term Incentive Plan for each individual executive were approved at the amounts shown below:

Executive	2020 Base Salary ($)	2020 Target Bonus ($)	2020 Target Bonus (%)	2020 Calculated Bonus ($)	2020 Approved Bonus Payout ($)	Approved Bonus Payout as a % of Base Salary
Martin J. Vanderploeg, Ph.D.	690,000	862,500	125%	1,247,664	412,500	60%
Julie Iskow	575,000	575,000	100%	831,776	575,000	100%
J. Stuart Miller	400,000	300,000	75%	433,970	300,000	75%
Jeffrey D. Trom, Ph.D.	450,000	450,000	100%	650,955	450,000	100%
In addition to the bonus payouts shown in the Table above, Brandon Ziegler received a 2020 bonus in the amount of $185,000, as set forth in his offer letter.
Mr. Ryan was not eligible for a bonus under the 2020 incentive plan due to his departure from the Company in 2020.

Equity Incentives
We believe that providing long-term incentives in the form of equity awards encourages our NEOs to take a long-term outlook and provides our NEOs with an incentive to manage our business from the perspective of an owner with an equity stake in the business. By providing opportunities for our NEOs to benefit from future successes in our business through the appreciation of the value of their equity awards, the Committee believes that equity awards align our NEOs’ interests and contributions with the long-term interests of our stockholders. In addition, the Committee believes that offering meaningful equity ownership in the Company assists us in retaining our NEOs.
The Committee periodically reviews our equity compensation program from a market perspective, as well as in the context of our overall compensation philosophy. The Committee also considers the appropriateness of various equity vehicles, as well as overall program costs (which include both stockholder dilution and compensation expense), when evaluating long-term incentive compensation. Further, the Committee considers competitive market data and competitive positioning analysis, as well as our recruitment and retention strategies. Finally, the Committee considers each NEO's individual performance, as well as the size and vesting schedule of previous equity awards to each NEO.
Prior to 2016, we granted executive officers equity compensation in the form of non-qualified stock options and shares of restricted stock ("RSAs"). In 2016, we began granting our executive officers restricted stock units ("RSUs") instead of RSAs. The Committee made this change to allow executive officers to defer the delivery of shares pursuant to our Non-Qualified Deferred Compensation Plan. In 2018, the Committee began granting equity compensation to our executive officers solely in the form of RSUs. This change was driven by the following considerations:
•RSUs help us better manage potential dilution to shareholders since they require fewer shares to provide the same date of grant value to employees.
•RSUs are more valued by our employees than stock options because they have value at the date of grant.
•RSUs are more consistent with the ownership culture we have created at Workiva.
•RSUs are simpler to communicate to employees because the grant value is based on the current stock price rather than complex Black-Scholes or binomial calculations.
•RSUs mitigate the potential inherent risk that can be associated with stock options.
Our RSUs typically vest over time, and we believe they help incentivize our executives to build value that can be sustained over the longer term. Because RSUs have value to the recipient as of the date of grant, RSUs help us retain and incentivize employees during their vesting periods by providing a high reciprocal value and also result in us granting awards with fewer underlying shares of our common stock as compared to stock options with an equivalent grant date fair value.
For 2020, our annual equity grant was awarded in the form of RSUs that vest in three equal annual installments. RSUs are subject to the terms and conditions set forth in the form of our restricted stock unit award agreement and our 2014 Equity Incentive Plan.
For 2020, the Committee targeted providing each of our NEOs with annual equity award grants that were competitive with those of peer executives at comparable companies. Given the competitive nature of the industry in which we operate, the Committee believes equity compensation at this level is generally required to retain our existing NEOs and to hire new executive officers when and as required.

In addition, Brandon Ziegler, who joined Workiva as Senior Vice President and General Counsel on March 16, 2020, received a one-time award of Restricted Stock Units as part of his overall sign-on package. This award was designed to provide an equity ownership interest consistent with Workiva's culture focused on long-term value creation and to provide alignment with shareholder interests. This award will vest in four equal annual installments.
Details of RSU grants to NEOs are provided in the "Grants of Plan-Based Awards" table presented below.
Looking Forward to 2021
We view our compensation program as evolutionary, and each year consider whether further refinements are needed. For 2021, we have made the following adjustments:
•No annual salary adjustment for our NEOs, except for Mr. Ziegler in connection with his promotion in 2021.
•No changes to the performance metrics and their relative weighting in the short-term incentive plan.
•Determining that the relative weight of annual equity grants for our NEOs appropriately reflects equity compensation practices among our peer organizations.
Benefits and Perquisites
Our NEOs also generally participate in other benefit plans on the same terms as all of our other employees. These plans include our medical and dental insurance, life insurance and short- and long-term disability insurance programs, as well as customary vacation, leave of absence and other similar policies. In addition, we provide our executives with a supplemental disability income insurance policy. The premiums for this supplemental disability insurance are included in All Other Income in the Summary Compensation Table below. We generally do not provide other perquisites or personal benefits to our NEOs.
We sponsor a 401(k) Savings and Investment Plan, which is a qualified defined contribution retirement plan offered to all eligible employees, including our NEOs. This plan allows participants to elect to defer a portion of their compensation on a pre-tax basis, up to the limits imposed by the Internal Revenue Code (the "Code"). We do not currently match employee contributions to this plan.
Employment Arrangements
We have entered into employment agreements with all of our NEOs. These agreements provide for at-will employment and generally include an initial base salary, an indication of eligibility for an annual cash incentive award opportunity, and equity awards at the discretion of our Board. These agreements also contain restrictions on non-competition and non-solicitation for the six-month period following termination. In addition, each of our executive officers, including the NEOs, has executed our standard confidential information and invention assignment agreement.
Our employment agreements with our NEOs also require us to make specific payments and benefits in connection with the termination of each NEO's employment under certain circumstances. For a description of these payments and other benefits, see "Executive Compensation - Potential Payments upon Termination or Change in Control." We believe that these severance arrangements help us to attract and retain key management talent in an industry where there is significant competition for management talent. We also believe that these agreements provide retention value by encouraging our NEOs to continue service with us and increase stockholder value by reducing any potential distractions caused by the possibility of an involuntary termination of employment or a potential change in control, allowing our NEOs to focus on their duties and responsibilities.
Other Compensation Policies
Executive Stock Ownership Guidelines
We do not have formal ownership guidelines. Instead, we promote an ownership culture, encourage stock ownership and provide the tools, through our equity compensation programs, to achieve significant stock ownership. As shown in our table of beneficial owners and management, the executives on our leadership team either have or are making substantial progress toward achieving material levels of ownership. If, at a later date, we find that our informal approach to stock ownership no longer promotes the results that we desire, the Committee will revisit the need for putting formal ownership guidelines in place.
Stock Trading Practices
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Hedging transactions may permit a director, officer or employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Therefore, directors, officers and employees are prohibited by our Insider Trading Policy from engaging in any such transactions.
Our Insider Trading Policy includes guidelines for Rule 10b5-1 trading plans that permit our directors and certain employees, including our NEOs, to adopt Rule 10b5-1 trading plans. Under our 10b5-1 trading plan guidelines, 10b5-1 trading plans may only be adopted or modified during an open trading window under our insider trading policy and only when such individual does not otherwise possess material nonpublic information about our company.
Policy on Stock Pledging
The Nominating and Governance Committee of the Board of Directors has established firm guidelines to ensure that the pledging of shares by any Workiva executive reasonably, appropriately and adequately balance the interests of stockholders to protect the value of shares with the flexibility and liquidity needs of our executives to use shares as collateral. Our Insider Trading Policy only permits pledges of our securities by employees, officers and directors with the written pre-approval of our Chief Legal Officer. Under that policy, our Chief Legal Officer only approves pledges of our securities by directors and officers in amounts consistent with guidelines approved by the Nominating & Governance Committee of the Board of Directors and reports quarterly any pledging activity to the Committee to ensure appropriate oversight. Any and all outstanding pledges by officers and directors have been approved in accordance with the policy and the guidelines.
Compensation Recoupment ("Clawback") Policy
Our executive employment agreements and equity award agreements provide that any incentive-based compensation, or any other compensation, paid to an executive that is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to all deductions and clawbacks as may be required to be made pursuant to any applicable law, government regulation or stock exchange listing requirement.

We intend to review, and if necessary revise, our clawback policy to ensure compliance with Dodd-Frank Wall Street Reform and Consumer Protection Act as soon as practicable after the SEC adopts rules that set forth the requirements for such clawback policies and as such rules become effective for us.
Equity Award Grant Practices
The majority of our equity awards to executives are granted on an annual basis in February. New hire and ad hoc awards are generally granted monthly throughout the year. It is our practice to grant equity awards on the first trading day of the month following the month in which the awards were approved.
Severance
We believe that having in place reasonable and competitive severance arrangements are essential to attracting and retaining highly qualified executive officers. We monitor competitive practices in the market and we believe that our severance policy is well aligned with those of our peers. More importantly, the Committee believes that our policy fosters stability within executive management by helping our executives maintain continued focus and dedication to their responsibility to maximize stockholder value, including in the event of a transaction that could result in a change in control of our Company. Our ability to build the exceptional leadership team we have in place today was due in large part to our having a full complement of compensation tools available to us and the flexibility to use them. This includes the ability to leverage our severance policy, which includes protections in the event of a change in control. We do not provide any contractual tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a release of claims in favor of the Company as a condition to receiving severance payments or benefits. The Committee strongly believes that our severance policy, which is guided by our compensation philosophy and governance practices and policies, is both reasonable and competitive.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and to certain other highly compensated officers, who are referred to as "covered employees." Under tax laws in effect prior to January 1, 2018, remuneration in excess of $1 million paid to covered employees was deductible if, among other things, it qualified as "performance-based compensation" within the meaning of the Code. This exception from the deduction limit under Section 162(m) of the Code for performance-based compensation was repealed in the tax reform legislation signed into law on December 22, 2017. In addition, the definition of covered employee has been expanded to include the chief financial officer, and provides that once an individual becomes a covered employee, that individual will remain a covered employee for all future years for purposes of applying the limit to compensation paid to such individual or his or her beneficiaries.
Taxation of "Parachute" Payments and Deferred Compensation
We did not provide any executive officer, including any NEO, with a "gross-up" or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code during fiscal year 2018, and we have not agreed and are not otherwise obligated to provide any NEO with such a "gross-up" or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that we, or a successor company, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives "deferred compensation" that does not meet the requirements of Section 409A of the Code.
Accounting Considerations
Authoritative accounting guidance on stock compensation requires measurement of the compensation expense for all share-based awards made to employees (such as our NEOs) and directors based on the grant date "fair value" of the awards. The Committee considers the accounting expense associated with equity awards. Even though our NEOs and directors may realize no value from their equity awards, these values have been calculated for accounting purposes and reported in the tables below. This guidance also requires us to recognize the compensation cost of share-based awards in our income statements over the period that the NEO or director is required to continue service with us in order to vest in the equity award.
Compensation Risk Assessment
The Committee has reviewed our compensation policies and believes that our policies do not encourage excessive or inappropriate risk taking and that any level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. As part of its assessment, the Committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing company-wide and individual financial, departmental and other performance targets, our bonus structure of payouts and the nature of our key performance metrics. We also considered factors in place both as part the design of each compensation plan and through company policy that would mitigate the possibility of unintended consequences. We believe these practices encourage our employees to focus on sustained long-term Company growth, which we believe will ultimately contribute to the creation of stockholder value.
Compensation Committee Report
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) (the "CD&A") with management and based upon such review and discussion, our Compensation Committee recommended to our Board that the CD&A be included in our Proxy Statement.

COMPENSATION COMMITTEE

Ms. Brigid A. Bonner (Chair)
Mr. Suku Radia
Mr. David S. Mulcahy

Compensation Tables
Summary Compensation Table
The table below sets forth the annual compensation earned by our NEOs for the years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Martin J. Vanderploeg, Ph.D.	2020	690,000	—		2,414,999	—	412,500	52,693	(2)	3,570,192
President, Chief Executive Officer and Director	2019	690,000	—		2,414,987	—	1,188,179	59,744		4,352,910
	2018	690,000	—		1,980,873	—	1,104,000	52,424		3,827,297
Julie Iskow	2020	575,000	—		2,199,986	—	575,000	19,763	(3)	3,369,749
Executive Vice President, Chief Operating Officer and Director	2019	143,750	875,000		5,999,983	—	—	4,551		7,023,284
J. Stuart Miller	2020	400,000	—		1,800,009	—	300,000	19,161	(4)	2,519,170
Executive Vice President and Chief Financial Officer	2019	400,000	—		1,799,980	—	413,280	21,563		2,634,823
	2018	400,000	—		3,799,989	—	360,000	13,875		4,573,864
Jeffrey Trom, Ph.D.	2020	450,000	—		1,619,985	—	450,000	21,800	(5)	2,541,785
Executive Vice President and Chief Technology Officer	2019	450,000	—		1,619,982	—	619,920	26,087		2,715,989
	2018	416,667	—		4,550,003	—	405,000	20,311		5,391,981
Brandon E. Ziegler (6)	2020	294,576	185,000	(7)	1,999,998	—	—	—		2,479,574
Senior Vice President, General Counsel and Corporate Secretary
Scott Ryan	2020	126,136	—		1,619,985	—	—	1,196,693	(8)	2,942,814
Executive Vice President and Chief Revenue Officer	2019	450,000	—		1,619,982	—	619,920	19,832		2,709,734
	2018	450,000	—		3,999,994	—	540,000	13,564		5,003,558
(1)The amounts reported are computed in accordance with FASB ASC Topic 718 based on the closing price of our Class A common stock on the date of grant. These amounts do not reflect the actual economic value that may ultimately be realized by the NEOs.
(2)Includes $52,093 of premiums paid for supplemental disability insurance, as well as an annual service award payable to all employees.
(3)Includes $18,382 of premiums paid for supplemental disability insurance, as well as $770 in costs associated with a telephone stipend, an annual service award payable to all employees and entertainment costs related to our annual sales event.
(4)Includes $18,861 of premiums paid for supplemental disability insurance, as well as an annual service award payable to all employees.
(5)Includes $21,200 of premiums paid for supplemental disability insurance, as well as an annual service award payable to all employees.
(6)Mr. Ziegler joined us as Senior Vice President, General Counsel and Corporate Secretary on March 16, 2020. He was promoted to Executive Vice President, Chief Legal Officer and Corporate Secretary on March 18, 2021.
(7)Represents a bonus that was paid in January 2021 for 2020 pursuant to Mr. Ziegler's offer letter.
(8)Includes $7,146 of premiums paid for supplemental disability insurance, as well as a separation payment of $1,154,932 and accrued paid time off payout of $34,615.

Grants of Plan-Based Awards
The following table sets forth information relating to plan-based incentive awards granted to our NEOs during 2020.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date(2)		Award Date(2)	Threshold ($)	Target ($)	Maximum ($)
Martin J. Vanderploeg, Ph.D.	02/03/2020	(5)	01/15/2020	—	—	—	52,318	2,414,999
	02/13/2020			431,250	862,500	1,293,750	—	—
Julie Iskow	02/03/2020	(5)	01/15/2020	—	—	—	47,660	2,199,986
	02/13/2020			287,500	575,000	862,500	—	—
J. Stuart Miller	02/03/2020	(5)	01/15/2020	—	—	—	38,995	1,800,009
	02/13/2020			150,000	300,000	450,000	—	—
Jeffrey D. Trom, Ph.D.	02/03/2020	(5)	01/15/2020	—	—	—	35,095	1,619,985
	02/13/2020			225,000	450,000	675,000	—	—
Brandon E. Ziegler	04/01/2020	(6)	03/26/2020	—	—	—	64,683	1,999,998

Scott Ryan	02/03/2020	(5)	01/15/2020	—	—	—	35,095	1,619,985
	02/13/2020			225,000	450,000	675,000	—	—
(1)Represents awards made pursuant to our 2020 Short-Term Incentive Plan. Actual payouts under this plan were determined by the Compensation Committee applying negative discretion to the payouts indicated by the plan based on our 2020 performance. See "Compensation Discussion and Analysis - Executive Compensation Program Elements - Non-Equity Incentive Plan Compensation" for further discussion of our 2020 Short-Term Incentive Plan and the payouts thereunder.
(2)The Compensation Committee approved annual equity awards at the January 2020 Compensation Committee meeting for Messrs. Vanderploeg, Miller, Trom, and Ryan and Ms. Iskow, and an equity award on March 26, 2020 for Mr. Ziegler in accordance with his offer of employment. In accordance with our equity award grant practices, the grant date is the first trading day of the month following the month in which grants are approved.
(3)Represents awards of restricted stock units granted pursuant to our 2014 Equity Incentive Plan.
(4)Reflects the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 based on the closing price of our Class A common stock on the date of grant.
(5)Vests in three equal annual installments beginning on February 3, 2021, subject to the individual’s continued service with us through each vesting date.
(6)Vests in four equal annual installments beginning on April 1, 2021, subject to the individual’s continued service with us through each vesting date.

Outstanding Equity Awards at Fiscal Year-End
The table below sets forth the outstanding equity awards held by the NEOs as of December 31, 2020. Except for Ms. Iskow and Mr. Ziegler, each of our NEOs has elected to defer settlement of certain vested restricted stock units pursuant to the terms of a deferral election. The vested restricted stock units are not included in the table below. For more information about these deferred units, see the section titled "Pension Benefits & Nonqualified Deferred Compensation" contained in this proxy statement.

	Option Awards						Stock Awards
Name	Option/Stock Award Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Martin J. Vanderploeg, Ph.D.	08/12/2014	(2)	178,200	—	15.83	08/11/2024	—	—
	02/01/2016	(3)	168,421	—	14.74	01/31/2026	—	—
	02/01/2017	(3)	200,204	—	12.40	01/31/2027	—	—
	02/01/2018	(4)	—	—	—	—	29,676	2,718,915
	02/01/2019	(3)	—	—	—	—	38,461	3,523,797
	02/03/2020	(3)	—	—	—	—	52,318	4,793,375
Julie Iskow	10/01/2019	(3)	—	—	—	—	92,251	8,452,037
	02/03/2020	(3)	—	—	—	—	47,660	4,366,609
J. Stuart Miller	02/01/2016	(3)	31,469	—	14.74	01/31/2026	—	—
	02/01/2017	(3)	37,407	—	12.40	01/31/2027	—	—
	02/01/2018	(4)	—	—	—	—	11,985	1,098,066
	02/01/2018	(5)	—	—	—	—	134,831	12,353,216
	02/01/2019	(3)	—	—	—	—	28,667	2,626,471
	02/03/2020	(3)	—	—	—	—	38,995	3,572,722
Jeffrey D. Trom, Ph.D.	08/12/2014	(2)	178,200	—	15.83	08/11/2024	—	—
	02/01/2016	(3)	21,212	—	14.74	01/31/2026	—	—
	02/01/2017	(3)	25,215	—	12.40	01/31/2027	—	—
	02/01/2018	(4)	—	—	—	—	11,236	1,029,442
	09/04/2018	(5)	—	—	—	—	100,000	9,162,000
	02/01/2019	(4)	—	—	—	—	25,800	2,363,796
	02/03/2020	(3)	—	—	—	—	35,095	3,215,404
Brandon E Ziegler	04/01/2020	(6)	—	—	—	—	64,683	5,926,256
Scott Ryan			—	—	—	—	—	—
(1)The market value of unvested stock awards is based on the closing market price of our Class A common stock on December 31, 2020 of $91.62.
(2)Vests as to 25% of the shares on August 1, 2015 and as to 6.25% of the shares at the end of each three-month period thereafter.
(3)Vests in three equal annual installments commencing on the first anniversary of the grant date.
(4)Award of restricted stock units that vest in three equal annual installments commencing on the first anniversary of the grant date. Except for Ms. Iskow and Mr. Ziegler, each of the NEOs has elected to defer settlement of the restricted stock units pursuant to the Workiva Inc. Nonqualified Deferred Compensation Plan.
(5)Award of restricted stock units that vest in a single installment on February 1, 2021. Except for Ms. Iskow and Mr. Ziegler, each of the NEOs has elected to defer settlement of the restricted stock units pursuant to the Workiva Inc. Nonqualified Deferred Compensation Plan.
(6)Vests in four equal annual installments commencing on the first anniversary of the grant date.

Option Exercises and Stock Vested
The following table sets forth information regarding stock option exercises and the value realized upon exercise, as well as all stock awards vested and the value realized upon vesting by our NEOs during the year ended December 31, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Valued Realized on Vesting ($)(3)
Martin J. Vanderploeg, Ph.D.	—	—	80,016	3,629,351
Julie Iskow	—	—	46,125	2,612,981
J. Stuart Miller	21,263	1,253,752	43,756	1,984,532
Jeffrey D. Trom, Ph.D.	—	—	35,890	1,628,640
Brandon E. Ziegler	—	—	—	—
Scott Ryan	193,750	4,581,092	206,490	7,217,602
(1)The value realized on exercise is calculated as the difference between the fair market value of our Class A common stock on the date of exercise and the applicable exercise price of those options.
(2)The amounts reflected in this column include the following shares issuable pursuant to restricted stock units that vested in 2020, but were deferred pursuant to our Non-Qualified Deferred Compensation Plan: Mr. Vanderploeg, 58,732 shares; Mr. Miller, 27,940 shares; and Mr. Trom, 34,147 shares. As elected by the NEO, the receipt of these shares has been deferred until the earlier of an elected future settlement date or the employee’s separation from service with Workiva in accordance with Code Section 409A.
(3)The value realized upon vesting is equal to the number of shares vesting multiplied by the closing market price of our Class A common stock on the vesting date.
Pension Benefits & Nonqualified Deferred Compensation
We do not provide any defined benefit pension plans to our NEOs.
Our Nonqualified Deferred Compensation Plan allows our executive officers to elect to defer settlement of vested restricted stock units. Workiva does not make any contributions for executive officers under the Nonqualified Deferred Compensation Plan.
The following nonqualified deferred compensation table summarizes activities during 2020 and account balances relating to these deferred restricted stock units for our NEOs.

Name	Executive Contributions ($)(1)	Aggregate Earnings ($)(2)	Aggregate Withdrawal/Distributions ($)	Aggregate Balance at December 31, 2020 ($)(3)
Martin J. Vanderploeg, Ph.D.	2,661,530	10,986,037	—	20,660,035
Julie Iskow	—	—	—	—
J. Stuart Miller	1,265,398	5,657,120	—	10,623,339
Jeffrey Trom, Ph.D.	1,549,604	4,644,800	—	8,795,154
Brandon E. Ziegler	—	—	—	—
Scott Ryan	5,530,254	3,523,051	(9,534,946)	—
(1)The reported dollar values are calculated by multiplying the number of deferred restricted stock units that vested in 2020 by the closing price of our Class A common stock on the date the respective restricted stock units vested. Contributions are not included in the Summary Compensation Table for the current fiscal year.

(2)Reflects earnings on shares deferred upon the vesting of restricted stock units, which consisted solely of stock price appreciation of the NEO's deferred restricted stock units during 2020. These earnings are not included in the Summary Compensation Table.
(3)Amount represents the cumulative value of the NEO's deferral activities, including earnings thereon as of December 31, 2020. The reported dollar values are calculated by multiplying the number of deferred restricted stock units held by the NEO as of December 31, 2020 by the closing price of our Class A common stock on December 31, 2020. Includes the following amounts that have been reported as Stock Awards in the Summary Compensation Table for a prior fiscal year: Mr. Vanderploeg, $3,690,142; Mr. Miller, $1,846,030; and Mr. Trom, $1,888,790.
Potential Payments upon Termination or Change in Control
The employment agreement with each of our NEOs requires us to make specific payments and benefits in connection with the termination of that NEO's employment under certain circumstances. In order to receive the severance benefits described below, each of these NEOs is obligated to execute a release of claims against us.
If the employment of any NEO is terminated by us for "cause" (as generally defined below) or by the NEO without "good reason" (as generally defined below), the NEO's employment agreement requires that we pay the NEO (i) accrued but unpaid salary and benefits and (ii) any earned but unpaid bonus from the prior year.
If the employment of any NEO is terminated due to their death or disability, the NEO's employment agreement requires that we pay to them (i) accrued but unpaid salary and benefits, (ii) any earned but unpaid bonus from the prior year, (iii) a pro-rated bonus for the current year and (iv) a lump-sum payment equal to the NEO's annual base salary plus their target bonus for the current year. In addition, the employment agreement provides that the vesting of the officer's outstanding equity awards will be accelerated in the event of termination for death or disability.
If the employment of any NEO is terminated by us without cause or by the NEO for good reason, the NEO's employment agreement requires that we pay the NEO (i) accrued but unpaid salary and benefits, (ii) any earned but unpaid bonus from the prior year, (iii) a pro-rated bonus for the current year and (iv) a severance payment equal to two times (three times in the case of Mr. Vanderploeg) the sum of the NEO's annual base salary plus their target bonus for the current year. In addition, in the event of termination by us without cause or by the NEO for good reason, the employment agreement provides that the vesting of the NEO's outstanding equity awards will be accelerated and that they will be released from their non-competition and non-solicitation restrictions.
If the employment of any NEO is terminated by us without cause or by the NEO for good reason in the three months prior to or twelve months following a change in control, the NEO's employment agreement requires that we pay to the NEO (i) accrued but unpaid salary and benefits, (ii) any earned but unpaid bonus from the prior year, (iii) the NEO's target bonus for the year in which the termination occurs (or if greater, the year in which the change in control occurs) and (iv) a severance payment equal to three times the sum of the NEO's annual base salary plus target bonus. In addition, in the event of termination by us without cause or by the NEO for good reason in the three months prior to or twelve months following a change in control, the employment agreement provides that the vesting of the officer's outstanding equity awards will be accelerated and that the NEO will be released from his non-competition and non-solicitation restrictions.

In the event a payment to one of our NEOs is subject to the excise tax imposed by Section 4999 of the Code (as a result of a payment being classified as a "parachute payment" under Section 280G of the Code), the employment agreement requires us to (i) reduce that payment to the minimum extent necessary to ensure that no portion of the of the payment is subject to the excise tax, or (ii) pay the amount in full if the NEO’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the excise tax)) would result in the NEO receiving an amount greater than the reduced amount on an after-tax basis. The employment agreement requires that we make any reduction in a payment classified as a parachute payment under Section 280G in a manner that maximizes the NEO’s economic position.
For the purpose of the employment agreements, "cause" means generally the occurrence of any of the following:
•any action by the NEO while employed by us involving willful gross misconduct having a material adverse effect on the Company;
•the NEO’s willful failure to perform their duties (other than any such failure resulting from incapacity due to physical or mental illness); or
•the NEO being convicted of (a) a felony under the laws of the United States or any state or (b) a felony under the laws of any other country or political subdivision thereof involving moral turpitude.
For the purpose of the employment agreements with the NEOs, "good reason" means generally the NEO’s voluntary termination of employment following the occurrence of one or more of the following:
•a reduction in the NEO's base salary without the NEO’s consent, other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions;
•a material reduction in the NEO's target bonus opportunity from any target bonus opportunity in effect for the prior fiscal year without the NEO’s consent;
•a relocation of the NEO's principal place of employment by more than 50 miles without the NEO’s written consent;
•a material, adverse change in the NEO’s title, authority, duties or responsibilities (other than temporarily while the NEO’s is physically or mentally incapacitated or as required by applicable law) without the NEO’s written consent;
•a material adverse change in the reporting structure applicable to the NEO without the NEO’s written consent; or
•the NEO’s voluntary termination of employment following any change in control of the Company.
For the purpose of the employment agreements, "change in control" means the occurrence of any of the following:
•one person (or more than one person acting as a group) acquires beneficial ownership of the Company's voting securities that, together with the voting securities held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Company’s then outstanding voting securities;

•one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) beneficial ownership of the Company's voting securities possessing 30% or more of the total voting power of the Company’s then outstanding voting securities;
•a majority of the members of our Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of our Board of Directors before the date of appointment or election; or
•the sale of all or substantially all of the Company's assets.
Notwithstanding the foregoing, a change in control shall not occur unless the transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.
The following table describes the payments and benefits that we would owe to each of the NEOs who were employed by us at December 31, 2020, pursuant to the applicable employment agreements (as described above), as well as the equity award agreements with our NEOs, and our 2009 and 2014 Equity Incentive Plans. These amounts assume that (i) a termination of each of our NEOs and/or a change in control, as defined in our executive employment agreements, of the Company occurred on December 31, 2020 and (ii) the value of our common stock is equal to $91.62 per share (the closing market price on such date). The table does not reflect payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination, nor does it reflect amounts attributable to equity-based awards that were already vested. Termination of employment will accelerate the distribution of plan balances under our Nonqualified Deferred Compensation Plan. The value of this acceleration is not reflected in the table.

Named Executive Officer	Compensation	Termination on Death or Disability ($)	Termination without Cause or for Good Reason ($)	Termination Without Cause or for Good Reason in connection with a Change in Control ($)
Martin J. Vanderploeg, Ph.D.	Cash Severance (1)	2,740,679	5,845,679	5,520,000
	RSU Acceleration (3)	11,036,087	11,036,087	11,036,087
	Benefit Continuation (4)	—	25,182	25,182
	Total	13,776,766	16,906,948	16,581,269

Julie Iskow	Cash Severance (2)	2,025,000	3,175,000	4,025,000
	RSU Acceleration (3)	12,818,646	12,818,646	12,818,646
	Benefit Continuation (4)	—	19,850	19,850
	Total	14,843,646	16,013,496	16,863,496

J. Stuart Miller	Cash Severance (2)	1,113,280	1,813,280	2,400,000
	RSU Acceleration (3)	19,650,474	19,650,474	19,650,474
	Benefit Continuation (4)	—	10,686	10,686
	Total	20,763,754	21,474,440	22,061,160

Jeffrey Trom, Ph.D.	Cash Severance (2)	1,519,920	2,419,920	3,150,000
	RSU Acceleration (3)	15,770,642	15,770,642	15,770,642
	Benefit Continuation (4)	—	25,177	25,177
	Total	17,290,562	18,215,739	18,945,819

Brandon E. Ziegler	RSU Acceleration (2) (3)	5,926,256	—	5,926,256
	Total	5,926,256	—	5,926,256
(1)Mr. Vanderploeg will receive cash severance representing the sum of (a) base salary and (b) target bonus, and a pro rata bonus payment based on the bonus received in the preceding calendar year if his employment is terminated because of death or disability. If termination is without cause or for good reason, Mr. Vanderploeg will receive cash severance equal to (a) three times the sum of base salary and target bonus, plus (b) a pro rata bonus payment based on the bonus received in the preceding calendar year. If he experiences a qualifying termination in connection with a change in control, Mr. Vanderploeg will receive cash severance equal to (a) three times the sum of base salary and target bonus, plus (b) an amount equal to his target bonus for that fiscal year.
(2)Ms. Iskow and Mr. Trom will receive cash severance representing the sum of (a) base salary and (b) target bonus, and a pro rata bonus payment based on the bonus received in the preceding calendar year if her/his employment is terminated because of death or disability. If termination is without cause or for good reason, Ms. Iskow and Mr. Trom will receive cash severance equal to (a) two times the sum of base salary and target bonus, plus (b) a pro rata bonus payment based on the bonus received in the preceding calendar year. If she/he experiences a qualifying termination in connection with a change in control, Ms. Iskow and Mr. Trom will receive cash severance equal to (a) three times the sum of base salary and target bonus, plus (b) an amount equal to her/his target bonus for that fiscal year. Mr. Miller left the Company on February 26, 2021, but as of December 31, 2020 was entitled to the same severance benefits as Ms. Iskow and Mr. Trom. Mr. Ziegler became entitled to the same severance benefits as Ms. Iskow and Mr. Trom upon entry into his employment agreement dated March 18, 2021.
(3)These amounts represent the value of restricted stock units that were held by the NEO at the end of fiscal 2020 and whose vesting would be accelerated. The value was calculated by multiplying the number of restricted stock units whose vesting was accelerated by the closing market price of our stock on December 31, 2020. For more information regarding the number of unvested restricted stock units held by each of the NEOs, see the table under the caption "Outstanding Equity Awards at Fiscal Year-End."
(4)Represents 18 months of COBRA benefits in the case of termination without cause or a termination of employment for good reason within the change in control period.

On April 10, 2020, Scott Ryan resigned as Executive Vice President and Chief Revenue Officer and entered into a Separation Agreement with us. Pursuant to the terms of the Separation Agreement, we paid Mr. Ryan a lump-sum cash payment of $1,154,932 and accelerated Mr. Ryan's outstanding stock, options or equity-based compensation awards that had not yet vested other than 35,095 restricted stock units granted on February 3, 2020, which Mr. Ryan forfeited. The value of his accelerated options, based on the closing market price of our stock on April 17, 2020 and the applicable exercise prices of the options, was $576,875. The value of his accelerated RSUs, based on the closing market price of our stock on April 17, 2020 was $6,085,584. Mr. Ryan is also entitled to receive reimbursement from us for the amount of any COBRA health insurance payments he makes while he is eligible for COBRA. No such reimbursements were made. In addition to the foregoing, as a result of the termination of Mr. Ryan's employment, the date on which his account in our Nonqualified Deferred Compensation Plan became eligible for distribution was accelerated to November 2, 2020.
CEO PAY RATIO
    The fiscal 2020 total compensation of the median employee was $132,435, based on compensation of all employees who were employed as of December 31, 2020 "the determination date", other than our CEO Martin Vanderploeg. As disclosed in the Summary Compensation Table, Mr. Vanderploeg's total 2020 annual compensation was $3,570,192. Therefore, the ratio of these amounts (our "pay ratio") in fiscal year 2020 was approximately 1-to-27.
    We believe this ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, using the methodology described below:
•We selected December 31, 2020 as the effective date for identifying our median employee in accordance with applicable SEC rules.
•IRS Form W-2 or W-2 equivalent earnings is our consistently applied compensation measure used to identify the median employee.
•We extracted the compensation data above for each employee active as of December 31, 2020 classified as full-time, part-time or intern for the 12-month period beginning January 1, 2020 and ending December 31, 2020.
•We annualized compensation of all newly hired employees based on the compensation they earned from their hire date through December 31, 2020.
•We converted earnings of our non-U.S. employees to U.S. dollars using the average currency exchange rates in effect during the period.
•We did not make any cost of living adjustments.
•We computed the median employee's pay based on the standard criteria used for determining Mr. Vanderploeg's compensation in the Summary Compensation Table.
    The SEC's rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as each company's pay ratio is based on its unique employee population, compensation practices and calculation methodology.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2020, each of which was approved by our stockholders. These plans include the 2009 Unit Incentive Plan, the 2014 Equity Incentive Plan and the Employee Stock Purchase Plan (the "ESPP").

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted Average Exercise Price of Outstanding Options ($)(2)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(4)
Equity Compensation Plans Approved By Stockholders(1)	6,371,387	14.48	6,104,630
Total	6,371,387	14.48	6,104,630
(1)Consists of options to purchase 1,044,065 shares of Class A common stock under the 2009 Plan, options to purchase 1,859,102 shares of Class A common stock under the 2014 Plan, and 3,468,220 shares of our Class A common stock subject to restricted stock units under our 2014 Plan.
(2)Does not include purchase rights under our ESPP as the purchase price and number of shares to be purchased under our ESPP are not determined until the end of the relevant purchase period.
(3)Excludes restricted stock units because they have no exercise price.
(4)Consists of 1,659,252 shares of Class A common stock available for issuance under our 2014 Plan and 4,445,378 shares of Class A common stock available for issuance under our ESPP.

CERTAIN RELATIONSHIPS AND RELATED-PARTY AND OTHER TRANSACTIONS
Other than the director and executive officer compensation arrangements discussed above under "Director Compensation" and "Executive Compensation" and the arrangement described under "Executive Aircraft," since January 1, 2020 there have been, and there currently are, no proposed transactions in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors, executive officers or holders of more than five percent of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.
Indemnification Agreements with our Directors and Officers
We have entered into indemnification agreements with each of our directors and our NEOs. The indemnification agreements and our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. Subject to certain limitations, the indemnification agreements and our Bylaws also require us to advance expenses incurred by our directors and officers.

PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Section 14A of the Exchange Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules (commonly referred to as a "Say-on-Pay"). Based on an advisory vote at our 2019 Annual Meeting of Stockholders, it is our current policy to hold an advisory vote on the compensation of our named executive officers every year. Accordingly, we expect that the next Say-on-Pay vote after this year's vote will take place at our 2022 Annual Meeting of Stockholders.
As described under the heading "Executive Compensation — Compensation Discussion and Analysis," our executive compensation programs are designed to attract, retain and motivate our NEOs, who are critical to our success. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both our performance and individual performance.
Stockholders are urged to read the "Executive Compensation" section of this proxy statement, which discusses how our executive compensation policies implement our compensation philosophy and also contains tabular information and narrative discussion about the compensation of our NEOs. Our Compensation Committee and our Board believe that these policies are effective in implementing our compensation philosophy and in achieving its goals.
We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of our NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.
The Say-on-Pay vote is advisory, and therefore not binding on us, our Compensation Committee or our Board. However, our Board and our Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against our NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The text of the resolution is as follows:
"Resolved, that the stockholders of the Company hereby approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."
The Board recommends a vote "FOR" the advisory vote on executive compensation.

AUDIT COMMITTEE REPORT
The management of Workiva is responsible for establishing and maintaining internal controls and preparing Workiva's consolidated financial statements. Workiva's independent registered public accounting firm, Ernst & Young LLP ("EY"), is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Workiva's financial statements. We have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with US generally accepted accounting principles and on the representations of EY included in its audit of Workiva's consolidated financial statements.
We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2020 with Workiva's management and with EY, including the results of the independent registered public accounting firm's audit of Workiva's financial statements. We have also discussed with EY all matters required to be discussed by the Standards of the Public Company Accounting Oversight Board ("PCAOB") for communication with audit committees, under which EY provided additional information regarding the scope and results of its audit of Workiva's consolidated financial statements.
We have also received and reviewed the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY's communications with the Audit Committee concerning independence, and have discussed with EY its independence from Workiva, as well as any relationships that may impact EY's objectivity and independence.
Based on our review of the matters noted above and our discussions with Workiva's management and independent registered public accountants, we recommended to the Board of Directors that the audited consolidated financial statements be included in Workiva's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the Securities and Exchange Commission.

Suku Radia (Chair) Robert H. Herz David S. Mulcahy

PROPOSAL NO. 3
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has appointed EY as our independent registered public accounting firm for the fiscal year ending December 31, 2021. We are asking our stockholders to ratify the selection of EY as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, we are submitting the election of EY to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders' views on our independent registered public accounting firm. In the event that our stockholders fail to ratify the selection, the Audit Committee will review its future selection of independent auditors. Even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Workiva and our stockholders. Representatives of EY are expected to be present at the Annual Meeting, and they will have the opportunity to make a statement if they so desire and to respond to appropriate questions.
The following table presents fees for professional audit services and other services provided to Workiva by EY for the fiscal years ended December 31, 2020 and 2019.

	2020	2019
Audit Fees (1)	$756,000	$931,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
(1)Audit fees consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
Pre-Approval Policies and Procedures
Pursuant to the Audit Committee Charter, Audit Committee policy and the requirements of law, the Audit Committee pre-approves all audit and permitted non-audit services that may be provided by our independent registered public accounting firm. This pre-approval applies to audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for specific services, subject to a specific dollar threshold. In other cases, the chairperson of the Audit Committee has the delegated authority from the Audit Committee to pre-approve services up to a specific dollar threshold, and the chairperson then reports such pre-approvals to the full Audit Committee at its next meeting. For the fiscal year ended December 31, 2020, all fees paid to EY have been approved by the Audit Committee.

The Board recommends a vote "FOR" the ratification of the appointment of
Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Availability of Annual Report on Form 10-K
Stockholders can access our 2020 Annual Report, which includes our Form 10-K, and other financial information, on our website at http://www.workiva.com under the caption "Investors." Alternatively, stockholders can request a paper copy of the Annual Report by writing to: Workiva Inc., 2900 University Boulevard, Ames, Iowa 50010, Attention: Corporate Secretary.
Other Business
Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares represented by proxy in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. We urge you to vote by telephone, by Internet or by executing and returning the proxy card at your earliest convenience.

WORKIVA INC.

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on June 2, 2021.

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Go to **www.envisionreports.com/wk** or scan the QR code – login details are located in the shaded bar below.

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2021 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2 and 3.

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1. Election of Directors:

	For	Withhold		For	Withhold
01 - Robert H. Herz	☐	☐	02 - David S. Mulcahy	☐	☐

	For	Against	Abstain
2. Approval, on an advisory basis, of the compensation of Workiva's named executive officers.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

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Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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The 2021 Annual Meeting of Stockholders of Workiva Inc. will be held on Thursday, June 3, 2021 at 10:00 A.M. Central Time, virtually via the internet at www.meetingcenter.io/235139085.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is — WK2021.

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Workiva Inc.

Notice of 2021 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 3, 2021

The undersigned stockholder of Workiva Inc. ("Workiva") hereby appoints Martin J. Vanderploeg and Brandon E. Ziegler, or either of them, to act as Proxies with full power of substitution at the Annual Meeting of Stockholders of Workiva to be held virtually on June 3, 2021, with authority to vote as directed by this proxy card at the meeting, or at any postponement or adjournment thereof, all shares of Workiva common stock registered in the name of the undersigned stockholder.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

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